                                                                   Exhibit 10.4

                                                 [Conformed Copy with Exhibits F
                                                    and G conformed as executed]

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                                CREDIT AGREEMENT


                                      among


                                   MCMS, INC.


                          VARIOUS LENDING INSTITUTIONS,

                                       and


                             BANKERS TRUST COMPANY,

                                    AS AGENT


                        --------------------------------
                          Dated as of February 26, 1998
                        --------------------------------


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                                TABLE OF CONTENTS

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                                                                            ----

SECTION 1.         Amount and Terms of Credit ...........................    1
      1.01         Commitments ..........................................    1
      1.02         Minimum Borrowing Amounts, etc .......................    3
      1.03         Notice of Borrowing ..................................    3
      1.04         Disbursement of Funds ................................    4
      1.05         Notes ................................................    5
      1.06         Conversions ..........................................    5
      1.07         Pro Rata Borrowings ..................................    6
      1.08         Interest .............................................    6
      1.09         Interest Periods .....................................    7
      1.10         Increased Costs, Illegality, etc .....................    8
      1.11         Compensation .........................................   10
      1.12         Change of Lending Office .............................   11
      1.13         Replacement of Banks .................................   11

SECTION 2.         Letters of Credit ....................................   12
      2.01         Letters of Credit ....................................   12
      2.02         Letter of Credit Requests; Notices of Issuance .......   14
      2.03         Agreement to Repay Letter of Credit Payments .........   14
      2.04         Letter of Credit Participations ......................   15
      2.05         Increased Costs ......................................   17

SECTION 3.         Fees; Commitments ....................................   18
      3.01         Fees .................................................   18
      3.02         Voluntary Termination or Reduction of Total Unutilized
                   Revolving Loan Commitment ............................   19
      3.03         Mandatory Reduction of Revolving Loan Commitments ....   20

SECTION 4.         Payments .............................................   22
      4.01         Voluntary Prepayments ................................   22
      4.02         Mandatory Prepayments ................................   23
      4.03         Method and Place of Payment ..........................   23
      4.04         Net Payments .........................................   24

SECTION 5.         Conditions Precedent .................................   26
      5.01         Execution of Agreement; Notes ........................   26
      5.02         No Default; Representations and Warranties ...........   26

                                                                            Page
                                                                            ----

      5.03         Officer's Certificate ................................   26
      5.04         Opinions of Counsel ..................................   26
      5.05         Corporate Proceedings ................................   27
      5.06         Adverse Change, etc ..................................   27
      5.07         Litigation ...........................................   27
      5.08         Approvals ............................................   28
      5.09         Consummation of the Transaction ......................   28
      5.10         Security Documents ...................................   30
      5.11         Subsidiary Guaranty ..................................   32
      5.12         Existing Indebtedness, etc ...........................   32
      5.13 Plans; Collective Bargaining Agreements; Existing Indebtedness Agreements; Shareholders' Agreements; Management Agreements; Employment Agreements; Tax
                   Allocation Agreements; Material Contracts ............   32
      5.14         Solvency Opinion; Environmental Analyses; Evidence of
                   Insurance; Financial Statements ......................   34
      5.15         Pro Forma Balance Sheet ..............................   34
      5.16         Projections ..........................................   35
      5.17         Payment of Fees ......................................   35
      5.18         Notice of Borrowing; Letter of Credit Request ........   35

SECTION 6.         Representations, Warranties and Agreements ...........   35
      6.01         Corporate Status .....................................   35
      6.02         Corporate Power and Authority ........................   36
      6.03         No Violation .........................................   36
      6.04         Litigation ...........................................   36
      6.05         Use of Proceeds; Margin Regulations ..................   36
      6.06         Governmental Approvals ...............................   37
      6.07         Investment Company Act ...............................   37
      6.08         Public Utility Holding Company Act ...................   37
      6.09         True and Complete Disclosure .........................   37
      6.10         Financial Condition; Financial Statements ............   38
      6.11         Security Interests ...................................   39
      6.12         Transaction ..........................................   39
      6.13         Compliance with ERISA ................................   39
      6.14         Capitalization .......................................   41
      6.15         Subsidiaries .........................................   42
      6.16         Intellectual Property ................................   42
      6.17         Compliance with Statutes, etc ........................   42
      6.18         Environmental Matters ................................   42
      6.19         Properties ...........................................   43
      6.20         Labor Relations ......................................   43
      6.21         Tax Returns and Payments..............................   44


                                      (ii)

                                                                            Page
                                                                            ----

      6.22         Existing Indebtedness ................................   44
      6.23         Representations and Warranties in Other Documents.....   44
      6.24         Subordination ........................................   44

SECTION 7.         Affirmative Covenants ................................   45
      7.01         Information Covenants ................................   45
      7.02         Books, Records and Inspections .......................   48
      7.03         Insurance ............................................   48
      7.04         Payment of Taxes .....................................   49
      7.05         Corporate Franchises .................................   49
      7.06         Compliance with Statutes, etc ........................   49
      7.07         Compliance with Environmental Laws ...................   49
      7.08         ERISA ................................................   50
      7.09         Good Repair ..........................................   51
      7.10         End of Fiscal Years; Fiscal Quarters .................   51
      7.11         Additional Security; Further Assurances ..............   51
      7.12         Register .............................................   52
      7.13         Foreign Subsidiaries Security ........................   53

SECTION 8.         Negative Covenants ...................................   54
      8.01         Changes in Business ..................................   54
      8.02         Consolidation, Merger, Sale or Purchase of
                   Assets, etc ..........................................   54
      8.03         Liens ................................................   59
      8.04         Indebtedness .........................................   61
      8.05         Advances, Investments and Loans ......................   63
      8.06         Dividends, etc .......................................   65
      8.07         Transactions with Affiliates .........................   67
      8.08         Capital Expenditures .................................   67
      8.09         Minimum Consolidated EBITDA ..........................   69
      8.10         Interest Coverage Ratio ..............................   69
      8.11         Leverage Ratio .......................................   70
      8.12         Limitation on Voluntary Payments and
                   Modifications of Indebtedness; Modifications
                   of Certificate of Incorporation, By-Laws and
                   Certain Other Agreements; Issuance of Capital
                   Stock; etc ...........................................   72
      8.13         Limitation on Certain Restrictions on Subsidiaries....   73
      8.14         Limitation on the Creation of Subsidiaries ...........   74
      8.15         Designated Senior Debt ...............................   74

SECTION 9.         Events of Default ....................................   74
      9.01         Payments .............................................   74


                                      (iii)

                                                                            Page
                                                                            ----

      9.02         Representations, etc .................................    75
      9.03         Covenants ............................................    75
      9.04         Default Under Other Agreements .......................    75
      9.05         Bankruptcy, etc ......................................    75
      9.06         ERISA ................................................    76
      9.07         Security Documents ...................................    76
      9.08         Subsidiary Guaranty ..................................    77
      9.09         Judgments ............................................    77
      9.10         Ownership ............................................    77

SECTION 10.        Definitions ..........................................    78

SECTION 11.        The Agent ............................................   102
      11.01        Appointment ..........................................   102
      11.02        Delegation of Duties .................................   102
      11.03        Exculpatory Provisions ...............................   102
      11.04        Reliance by Agent ....................................   103
      11.05        Notice of Default ....................................   103
      11.06        Non-reliance on Agent and Other Banks ................   104
      11.07        Indemnification ......................................   104
      11.08        Agent in its Individual Capacity .....................   105
      11.09        Holders ..............................................   105
      11.10        Resignation of the Agent; Successor Agent ............   105

SECTION 12.        Miscellaneous ........................................   106
      12.01        Payment of Expenses, etc .............................   106
      12.02        Right of Setoff; Collateral Matters ..................   107
      12.03        Notices ..............................................   107
      12.04        Benefit of Agreement .................................   107
      12.05        No Waiver; Remedies Cumulative .......................   109
      12.06        Payments Pro Rata ....................................   109
      12.07        Calculations; Computations ...........................   110
      12.08        Governing Law; Submission to Jurisdiction; Venue .....   110
      12.09        Counterparts .........................................   111
      12.10        Effectiveness ........................................   111
      12.11        Headings Descriptive .................................   112
      12.12        Amendment or Waiver; etc .............................   112
      12.13        Survival .............................................   113
      12.14        Domicile of Loans ....................................   113
      12.15        Confidentiality ......................................   113
      12.16        Waiver of Jury Trial .................................   114


                                      (iv)

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                                                                            ----

ANNEX I           List of Banks and Commitments
ANNEX II          Bank Addresses
ANNEX III         Real Properties
ANNEX IV          Projections
ANNEX V           Subsidiaries
ANNEX VI          Existing Indebtedness
ANNEX VII         Insurance
ANNEX VIII        Existing Liens
ANNEX IX          Existing Investments
ANNEX X           Plans
ANNEX XI          Approvals
ANNEX XII         Capitalization


EXHIBIT A-1       --    Form of Notice of Borrowing
EXHIBIT A-2       --    Form of Letter of Credit Request
EXHIBIT B-1       --    Form of Revolving Note
EXHIBIT B-2       --    Form of Swingline Note
EXHIBIT C         --    Form of Section 4.04(b)(ii) Certificate
EXHIBIT D         --    Form of Opinion of Kirkland & Ellis
EXHIBIT E         --    Form of Officers' Certificate
EXHIBIT F         --    Form of Pledge Agreement
EXHIBIT G         --    Form of Security Agreement
EXHIBIT H         --    Form of Subsidiary Guaranty
EXHIBIT I         --    Form of Subordination Provisions
EXHIBIT J         --    Form of Assignment and Assumption Agreement
EXHIBIT K         --    Form of Intercompany Note
EXHIBIT L         --    Form of Shareholder Subordinated Note


                                       (v)

            CREDIT AGREEMENT, dated as of February 26, 1998, among MCMS, INC., an Idaho corporation (the "Borrower"), the lenders from time to time party hereto (each, a "Bank" and, collectively, the "Banks"), and BANKERS TRUST COMPANY, as Agent (in such capacity, the "Agent"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.

                              W I T N E S S E T H :

            WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to make available the credit facilities provided for herein;

            NOW, THEREFORE, IT IS AGREED:

            SECTION 1. Amount and Terms of Credit.

            1.01 Commitments. (a) Subject to and upon the terms and conditions herein set forth, each Bank severally agrees, at any time and from time to time after the Effective Date and prior to the Final Maturity Date, to make a revolving loan or loans (each, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower, which Revolving Loans (i) shall be denominated in U.S. Dollars, (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as and/or converted into Base Rate Loans or Eurodollar Loans, provided, that (x) all Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Revolving Loans of the same Type and (y) unless the Agent has determined that the Syndication Date has occurred (at which time this clause (y) shall no longer be applicable), no Revolving Loans to be maintained as Eurodollar Loans may be incurred prior to the 45th day after the Effective Date,
(iii) may be repaid and reborrowed in accordance with the provisions hereof and
(iv) shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when combined with (I) the aggregate principal amount of all other then outstanding Revolving Loans made by such Bank and (II) such Bank's Percentage of the Swingline Loans then outstanding and the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, Revolving Loans or Swingline Loans) at such time, equals the Revolving Loan Commitment, if any, of such Bank at such time.

            (b) Subject to and upon the terms and conditions herein set forth, BTCo in its individual capacity agrees to make at any time and from time to time after the

Effective Date and prior to the Swingline Expiry Date, a revolving loan or loans to the Borrower (each, a "Swingline Loan" and, collectively, the "Swingline Loans"), which Swingline Loans (i) shall be made and maintained as Base Rate Loans, (ii) shall be denominated in U.S. Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, Revolving Loans or Swingline Loans) at such time, an amount equal to the Total Revolving Loan Commitment then in effect and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. BTCo shall not be obligated to make any Swingline Loans at a time when a Bank Default exists unless BTCo has entered into arrangements satisfactory to it and the Borrower to eliminate BTCo's risk with respect to the Defaulting Bank's or Banks' participation in such Swingline Loans, including by cash collateralizing such Defaulting Bank's or Banks' Percentage of the outstanding Swingline Loans. BTCo will not make a Swingline Loan after it has received written notice from the Borrower or the Required Banks stating that a Default or an Event of Default exists until such time as BTCo shall have received a written notice of (i) rescission of such notice from the party or parties originally delivering the same or (ii) a waiver of such Default or Event of Default from the Required Banks.

            (c) On any Business Day, BTCo may, in its sole discretion, give notice to the Banks that its outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (provided that each such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 9.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 9), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all Banks pro rata based on each Bank's Percentage, and the proceeds thereof shall be applied directly to repay BTCo for such outstanding Swingline Loans. Each Bank hereby irrevocably agrees to make Base Rate Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by BTCo notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 5 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing and (v) any reduction in the Total Revolving Loan Commitment after any such Swingline Loans were made. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Bank (other than
BTCo) hereby agrees that it shall forthwith purchase from BTCo (without recourse or warranty) such assignment of the out-standing Swingline Loans as shall be necessary to cause the Banks to share in such Swingline Loans ratably based upon their respective Percentages, provided that all interest payable on the Swingline Loans shall be for the account of BTCo until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the Bank purchasing same from and after such date of purchase.

            1.02 Minimum Borrowing Amounts, etc. The aggregate principal amount of each Borrowing shall not be less than the applicable Minimum Borrowing Amount. More than one Borrowing may be incurred on any day, provided, that at no time shall there be outstanding more than eight Borrowings of Eurodollar Loans.

            1.03 Notice of Borrowing. (a) Whenever the Borrower desires to incur Revolving Loans hereunder (excluding Borrowings of Revolving Loans incurred pursuant to a Mandatory Borrowing), it shall give the Agent at its Notice Office, prior to 1:00 P.M. (New York time), at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans and at least one Bus iness Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans to be made hereunder. Each such notice (each, a "Notice of Borrowing") shall, except as provided in Section 1.10, be irrevocable, and, in the case of each written notice and each confirmation of telephonic notice, shall be in the form of Exhibit A-1, appropriately completed to specify (i) the aggregate principal amount of the Revolving Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Bank's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

            (b) (i) Whenever the Borrower desires to incur Swingline Loans here under, it shall give BTCo not later than 2:00 P.M. (New York time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of each Swingline Loan to be made hereunder. Each such notice shall be irrevocable and shall specify in each case (x) the date of such Borrowing (which shall be a Business Day) and (y) the aggregate principal amount of the Swingline Loan to be made pursuant to such Borrowing.

            (ii) Mandatory Borrowings shall be made upon the notice specified in
Section 1.01(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such
Section 1.01(c).

            (c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Agent or BTCo (in the case of a Borrowing of Swingline Loans) or the Letter of Credit Issuer (in the case of Letters of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Agent, BTCo or the Letter of Credit Issuer, as the case may be, in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Agent's, BTCo's or the Letter of Credit Issuer's record of the terms of such telephonic notice.

            1.04 Disbursement of Funds. (a) No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York time) on the date specified in Section 1.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York time) on the date specified in Section 1.01(c)), each Bank will make available its pro rata share, if any, of each Borrowing requested to be made on such date (or in the case of Swingline Loans, BTCo shall make available the full amount thereof) in the manner provided below. All amounts shall be made available to the Agent in U.S. Dollars and immediately available funds at the Payment Office and the Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Agent its portion of the Borrowing or Borrowings to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Borrowing, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank and the Agent has made available same to the Borrower, the Agent shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (x) if paid by such Bank, the overnight Federal Funds Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with
Section 1.08, for the respective Loans.

            (b) Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder.

            1.05 Notes. (a) The Borrower's obligation to pay the principal of, and interest on, all the Loans made to it by each Bank shall be evidenced (i) if Revolving Loans, by a promissory note substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each, a "Revolving Note" and, collectively, the "Revolving Notes") and (ii) if Swingline Loans, by a promissory note substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (the "Swingline Note").

            (b) The Revolving Note issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the Effective Date, (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Bank (or, if issued after the termination of such Revolving Loan Commitment, be in a stated principal amount equal to the outstanding Revolving Loans of such Bank at such time) and be payable in the principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Final Maturity Date, (v) bear interest as provided in the appropriate clause of
Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

            (c) The Swingline Note issued to BTCo shall (i) be executed by the Borrower, (ii) be payable to the order of BTCo and be dated the Effective Date,
(iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of the Swingline Loans evidenced thereby,
(iv) mature on the Swingline Expiry Date, (v) bear interest as provided in
Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

            (d) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the Borrower's obligations in respect of such Loans.

            1.06 Conversions. The Borrower shall have the option to convert on any Business Day occurring on or after the earlier of (x) the Syndication Date and (y) the 45th day after the Effective Date, all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of Revolving Loans made pursuant to one or more Borrowings of one or more Types of Revolving Loans into a Borrowing or Borrowings of another Type of Revolving Loan; provided, that (i) except as otherwise provided in Section 1.10(b), no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto,
(ii) Base Rate Loans may only be converted into Eurodollar Loans if no payment or bankruptcy Default, or no Event of Default, is in existence on the date of the conversion, and (iii) Borrowings of Eurodollar Loans resulting from this
Section 1.06 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by the Borrower by giving the Agent at its Notice Office, prior to 1:00 P.M. (New York time), at least three Business Days' (or one Business Day's in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conversion") specifying the Revolving Loans to be so converted, the Borrowing(s) pursuant to which the Revolving Loans were made and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Revolving Loans.

            1.07 Pro Rata Borrowings. All Borrowings of Revolving Loans shall be made by the Banks pro rata on the basis of their Revolving Loan Commitments. It is under stood that no Bank shall be responsible for any default by any other Bank of its obligation to make Revolving Loans hereunder and that each Bank shall be obligated to make the Revolving Loans to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.

            1.08 Interest. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06, at a rate per annum which shall at all times be the Applicable Base Rate Margin plus the Base Rate in effect from time to time.

            (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurodollar Loan and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10(b), as applicable, at a rate per annum which shall at all times be the Applicable Eurodollar Margin plus the relevant Eurodollar Rate.

            (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time; provided that principal in respect of Eurodollar Loans shall bear interest after the same becomes due (whether by acceleration or otherwise) until the end of the applicable Interest Period for such Eurodollar Loan at a per annum rate equal to 2% in excess of the rate of interest applicable on the due date therefor. Interest which accrues under this Section 1.08(c) shall be payable on demand.

            (d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on (x) the date of any prepayment or repayment thereof (on the amount prepaid or repaid), (y) the date of any conversion into a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10(b), as applicable (on the amount converted) and (z) the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

            (e) All computations of interest hereunder shall be made in accordance with Section 12.07(b).

            (f) The Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Banks thereof.

            1.09 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 1:00 P.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower shall have the right to elect by giving the Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period or, if available to each of the Banks, a twelve-month period. Notwithstanding anything to the contrary contained above:

            (i) all Eurodollar Loans comprising a Borrowing shall have the same Interest Period;

           (ii) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

            (iii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

           (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

            (v) no Interest Period may be elected if it would extend beyond the Final Maturity Date; and

           (vi) no Interest Period may be elected at any time when a payment or bankruptcy Default, or an Event of Default, is then in existence.

If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect by virtue of the application of clause (vi) above, a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

            1.10 Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Agent, or (y) in the case of clauses (ii) and
(iii) below, any Bank, shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

            (i) on any date for determining the Eurodollar Rate for any Interest Period, that, by reason of any changes arising after the date of this Agreement affect ing the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

           (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of net income taxes or similar charges) because of (x) any change since the date of this Agreement in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guide line, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances affecting such Bank, the interbank Eurodollar market or the position of such Bank in such market; or

          (iii) at any time since the date of this Agreement, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Bank (or the Agent in the case of clause (i) above) shall (x) on such date and (y) as promptly as practicable (and in any event within five Business Days) after the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and (except in the case of clause (i)) to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Banks). Thereafter, (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Bank, within five Business Days after written demand therefor (accompanied by the written notice referred to below), such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and
(z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

            (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Bank pursuant to Section 1.10(a)(ii) or (iii)), or
(ii) if the
affected Eurodollar Loan is then outstanding, upon at least three Business Days' notice to the Agent, require the affected Bank to convert each such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstances described in Section 1.10(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan (or such earlier date as shall be required by applicable law)); provided, that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b).

            (c) If any Bank shall have determined that after the date hereof, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by the National Association of Insurance Commissioners ("NAIC") or any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of the NAIC or any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or such other corporation's capital or assets as a consequence of such Bank's Revolving Loan Commitment or obligations hereunder to a level below that which such Bank or such other corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank's or such other corporation's policies with respect to capital adequacy), then from time to time, within five Business Days after written demand by such Bank (with a copy to the Agent), accompanied by the notice referred to in the last sentence of this clause (c), the Borrower agrees to pay to such Bank such additional amount or amounts as will compensate such Bank or such other corporation for such reduction. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice.

            1.11 Compensation. The Borrower agrees to compensate each Bank, promptly upon its written request (which request shall set forth the basis for requesting such compensation and shall be made through the Agent), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans but excluding loss of anticipated profit with respect to any Eurodollar Loans) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment (including any prepayment or repayment made pursuant to Section
4.01 or 4.02 or as a result of an acceleration of the Loans pursuant to Section
9) or conversion of any Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b). Calculation of all amounts payable to a Bank under this Section 1.11 shall be made as though that Bank had actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Euro dollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Bank to a domestic office of that Bank in the United States of America; provided, however, that each Bank may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 1.11. It is further understood and agreed that if any prepayment of Eurodollar Loans pursuant to Section 4.01 or any conversion of Eurodollar Loans pursuant to
Section 1.06 in either case occurs on a date which is not the last day of an Interest Period applicable thereto, such prepayment or conversion shall be accompanied by any amounts owing to any Bank pursuant to this Section 1.11.

            1.12 Change of Lending Office. Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or
(iii), 1.10(c), 2.05 or 4.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event; provided, that such designation is made on such terms that, in the sole judgment of such Bank, such Bank suffers no economic, legal or regulatory disadvantage, with the object of avoiding the consequences of the event giving rise to the operation of any such Section. Nothing in this
Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Section 1.10, 2.05 or 4.04.

            1.13 Replacement of Banks. (x) If any Bank becomes a Defaulting Bank, (y) upon the occurrence of any event giving rise to the operation of
Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.05 or Section 4.04 with respect to any Bank which results in such Bank charging to the Borrower increased costs in excess of those being generally charged by the other Banks or
(z) in the case of a refusal by a Bank to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Banks as provided in Section 12.12(b), the Borrower shall have the right, if no payment or bankruptcy Default, or no Event of Default, then exists, to replace such Bank (the "Replaced Bank") with one or more other Eligible Transferee or Transferees reasonably acceptable to the Agent, none of whom shall constitute a Defaulting Bank at the time of such replacement (collectively, the "Replacement Bank"), provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire the Revolving Loan Commitment and outstanding Revolving Loans of, and in each case participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the Replaced Bank, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01, (y) the Letter of Credit Issuer an amount equal to such Replaced Bank's Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) with respect to any Letter of Credit to the extent such amount was not theretofore funded by such Replaced Bank and (z) BTCo an amount equal to such Replaced Bank's Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Bank, and (ii) all obligations (including, without limitation, all such amounts, if any, due and owing under Section 1.11) of the Borrower due and owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Agent pursuant to Section 7.12 and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Revolving Note or Revolving Notes executed by the Borrower, (x) the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Bank and (y) Annex I shall be deemed modified to reflect the changed Revolving Loan Commitments resulting from the assignment from the Replaced Bank to the Replacement Bank.

            SECTION 2. Letters of Credit.

            2.01 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request the Letter of Credit Issuer at any time and from time to time on or after the Effective Date and prior to the date which is 30 days prior to the Final Maturity Date to issue, for the account of the Borrower and in support of, (x) trade obligations of the Borrower or any of its Subsidiaries that arise in the ordinary course of business and are in respect of general corporate purposes of the Borrower or its Subsidiaries, as the case may be, and/or (y) on a standby basis, L/C Supportable Indebtedness, and subject to and upon the terms and conditions herein set forth, the Letter of Credit Issuer agrees to issue from time to time, irrevocable letters of credit in such form as may be approved by the Letter of Credit Issuer (each such letter of credit, a "Letter of Credit" and, collectively, the "Letters of Credit"). Notwithstanding the foregoing, the Letter of Credit Issuer shall not be under any obligation to issue any Letter of Credit if at the time of such issuance:

            (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit or any requirement of law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to the Letter of Credit Issuer as of the date hereof and which the Letter of Credit Issuer in good faith deems material to it; or

           (ii) the Letter of Credit Issuer shall have received notice from the Required Banks prior to the issuance of such Letter of Credit of the type described in clause (vi) of Section 2.01(b).

            (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed either (x) $10,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans and Swingline Loans then outstanding, the Total Revolving Loan Commitment at such time; (ii) (x) each standby Letter of Credit shall have an expiry date occurring not later than one year after such standby Letter of Credit's date of issuance, provided, that any standby Letter of Credit may be automatically extendable for periods of up to one year so long as such standby Letter of Credit provides that the Letter of Credit Issuer retains an option, satisfactory to the Letter of Credit Issuer, to terminate such standby Letter of Credit within a specified period of time prior to each scheduled extension date and (y) each trade Letter of Credit shall have an expiry date occurring not later than 180 days after such trade Letter of Credit's date of issuance; (iii) (x) no standby Letter of Credit shall have an expiry date occurring later than the Business Day next preceding the Final Maturity Date and (y) no trade Letter of Credit shall have an expiry date occurring later than 30 days prior to the Final Maturity Date; (iv) each Letter of Credit shall be denominated in U.S. Dollars and payable on a sight basis; (v) the initial Stated Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the Letter of Credit Issuer; and (vi) the Letter of Credit Issuer will not issue any Letter of Credit after it has received written notice from the Borrower or the Required Banks stating that a Default or an Event of Default exists until such time as the Letter of Credit Issuer shall have received a written notice of (i) rescission of such notice from the party or parties originally delivering the same or (ii) a waiver of such Default or Event of Default by the Required Banks.

            (c) Notwithstanding the foregoing, in the event a Bank Default exists, the Letter of Credit Issuer shall not be required to issue any Letter of Credit unless the Letter of Credit Issuer has entered into arrangements satisfactory to it and the Borrower to eliminate the Letter of Credit Issuer's risk with respect to the participation in Letters of Credit of the Defaulting Bank or Banks, including by cash collateralizing such Defaulting Bank's or Banks' Percentage of the Letter of Credit Outstandings.

            2.02 Letter of Credit Requests; Notices of Issuance. (a) Whenever the Borrower desires that a Letter of Credit be issued, it shall give the Agent and the Letter of Credit Issuer written notice (or facsimile transmission notice confirmed in writing) thereof prior to 1:00 P.M. (New York time) at least five Business Days (or such shorter period as may be acceptable to the Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business
Day) which written notice shall be in the form of Exhibit A-2 (each such notice, a "Letter of Credit Request"). Each Letter of Credit Request shall include any other documents as the Letter of Credit Issuer customarily requires in connection therewith.

            (b) The Letter of Credit Issuer shall, promptly after the date of each issuance of or amendment or modification to a Letter of Credit, give the Agent, each Bank and the Borrower written notice of the issuance of or amendment or modification to such Letter of Credit, accompanied by a copy to the Agent of such Letter of Credit or Letters of Credit or such amendment or modification.

            2.03 Agreement to Repay Letter of Credit Payments. (a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Agent in immediately available funds at the Payment Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing") no later than one Business Day following the date of such payment or disbursement, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Letter of Credit Issuer is reimbursed there for at a rate per annum which shall be the Applicable Base Rate Margin plus the Base Rate as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such payment or disbursement), such interest also to be payable on demand. The Letter of Credit Issuer shall provide the Borrower prompt notice of any payment or disbursement made by it under any Letter of Credit, although the failure of, or delay in, giving any such notice shall not release or diminish the obligations of the Borrower under this Section 2.03(a) or under any other Section of this Agreement.

            (b) The Borrower's obligation under this Section 2.03 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any of its Subsidiaries may have or have had against the Letter of Credit Issuer, the Agent or any Bank, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to substantially conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence as determined by a court of competent jurisdiction on the part of the Letter of Credit Issuer.

            2.04 Letter of Credit Participations. (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Bank, and each such Bank (each, a "Participant") shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Participant's Percentage, in such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the Agent for the account of the Banks as provided in Section 3.01(b) and the Participants shall have no right to receive any portion of any Facing Fees) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments of the Banks pursuant to Section 1.13 or 12.04(b) or otherwise, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic ad justment to the participations pursuant to this
Section 2.04 to reflect the new Percentages of the assigning and assignee Banks.

            (b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall not have any obligation relative to the Participants other than to deter mine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.

            (c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Letter of Credit Issuer pursuant to Section 2.03(a), the Letter of Credit Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Agent for the account of the Letter of Credit Issuer, the amount of such Participant's Percentage of such payment in U.S. Dollars and in same day funds; provided, however, that no Participant shall be obligated to pay to the Agent its Percentage of such unreimbursed amount for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer as determined by a court of competent jurisdiction. If the Agent so notifies any Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Participant shall make available to the Agent for the account of the Letter of Credit Issuer such Participant's Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the Agent for the account of the Letter of Credit Issuer, such Participant agrees to pay to the Agent for the account of the Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of the Letter of Credit Issuer at the overnight Federal Funds Rate. The failure of any Participant to make available to the Agent for the account of the Letter of Credit Issuer its Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Agent for the account of the Letter of Credit Issuer its Percentage of any payment under any such Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Agent for the account of the Letter of Credit Issuer such other Participant's Percentage of any such payment.

            (d) Whenever the Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Agent has received for the account of the Letter of Credit Issuer any payments from the Participants pursuant to clause (c) above, the Letter of Credit Issuer shall promptly pay to the Agent and the Agent shall promptly pay to each Participant which has paid its Percentage thereof, in U.S. Dollars and in same day funds, an amount equal to such Participant's Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations.

            (e) The obligations of the Participants to make payments to the Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

            (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

           (ii) the existence of any claim, set-off, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Letter of Credit Issuer, any Bank, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

          (iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

           (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

            (v) the occurrence of any Default or Event of Default.

            2.05 Increased Costs. If after the date hereof, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Letter of Credit Issuer or any Participant with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Letter of Credit Issuer or such Participant's participation therein, or (ii) impose on the Letter of Credit Issuer or any Participant any other conditions affecting this Agreement, any Letter of Credit or such Participant's participation therein; and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Participant hereunder, then, within five Business Days after written demand to the Borrower by the Letter of Credit Issuer or such Participant (a copy of which notice shall be sent by the Letter of Credit Issuer or such Participant to the Agent), accompanied by the certificate described in the last sentence of this Section 2.05, the Borrower shall pay to the Letter of Credit Issuer or such Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such Participant for such increased cost or reduction. A certificate submitted to the Borrower by the Letter of Credit Issuer or such Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Participant to the Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such Participant as aforesaid shall be final and conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 2.05 upon subsequent receipt of such certificate.

            SECTION 3. Fees; Commitments.

            3.01 Fees. (a) The Borrower shall pay to the Agent for distribution to each Non-Defaulting Bank a commitment fee (the "Commitment Fee") for the period from the Effective Date to but not including the Final Maturity Date (or such earlier date as the Total Revolving Loan Commitment has been terminated), computed at a rate for each day equal to the Applicable Commitment Fee Percentage per annum of the daily average Unutilized Revolving Loan Commitment of such Non-Defaulting Bank. Accrued Commitment Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Final Maturity Date (or such earlier date upon which the Total Revolving Loan Commitment has been terminated).

            (b) The Borrower shall pay to the Agent for the account of the Banks pro rata on the basis of their Percentages, a fee in respect of each Letter of Credit (the "Letter of Credit Fee") computed at a rate per annum equal to the Applicable Eurodollar Margin then in effect on the daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

            (c) The Borrower shall pay to the Agent for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit (the "Facing Fee") computed at the rate of 1/4 of 1% per annum on the daily Stated Amount of such Letter of Credit; provided, that in no event shall the annual Facing Fee with respect to each Letter of Credit be less than $500; it being agreed that, on the date of issuance of any Letter of Credit and on each anniversary thereof prior to the termination of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding 12-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof prior to the termination of such Letter of Credit. Except as provided in the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

            (d) The Borrower hereby agrees to pay directly to the Letter of Credit Issuer upon each issuance of, payment under, and/or amendment of, a Letter of Credit such amount as shall at the time of such issuance, payment or amendment be the administrative charge which the Letter of Credit Issuer is customarily charging for issuances of, payments under or amendments of, letters of credit issued by it.

            (e) The Borrower shall pay to the Agent, for its own account, such fees as may be agreed to from time to time between the Borrower and the Agent, when and as due.

            (f) All computations of Fees shall be made in accordance with
Section 12.07(b).

            3.02 Voluntary Termination or Reduction of Total Unutilized Revolving Loan Commitment. (a) Upon at least two Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Revolving Loan Commitment; provided that (x) any such termination or partial reduction shall apply to proportionately and permanently reduce the Revolving Loan Commitment of each of the Banks and (y) any partial reduction pursuant to this Section 3.02(a) shall be in the amount of at least $1,000,000.

            (b) In the event of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 12.12(b), the Borrower shall have the right, upon five Business Days' prior written notice to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), to terminate the entire Revolving Loan Commitment of such Bank, so long as all Revolving Loans, together with accrued and unpaid interest, Fees and all other amounts, due and owing to such Bank are repaid concurrently with the effectiveness of such termination pursuant to
Section 4.01(b) and the Borrower shall pay to the Agent at such time an amount in cash and/or Cash Equivalents equal to such Bank's Percentage of the outstanding Letters of Credit (which cash and/or Cash Equivalents shall be held by the Agent as security for the obligations of the Borrower hereunder in respect of the outstanding Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, which shall permit certain investments in Cash Equivalents reasonably satisfactory to the Agent until the proceeds are applied to the secured obligations) (at which time Annex I shall be deemed modified to reflect such changed amounts), and at such time, such Bank shall no longer constitute a "Bank" for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.05, 4.04, 12.01 and 12.06), which shall survive as to such repaid Bank.

            3.03 Mandatory Reduction of Revolving Loan Commitments. (a) The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Bank) shall terminate in its entirety on April 30, 1998 unless the Effective Date has occurred on or before such date.

            (b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, on each date on or after the Effective Date on which the Borrower or any of its Subsidiaries receives Proceeds from any Asset Sale, the Total Revolving Loan Commitment shall be permanently reduced by an amount equal to 100% (or, if on the date of any Asset Sale (i) no payment or bankruptcy Default, or Event of Default, then exists and (ii) the Pro Forma Leverage Ratio is less than 3.00:1.00, 75%) of the Net Proceeds from such Asset Sale, provided that with respect to no more than $5,000,000 in the aggregate of such Net Proceeds in any fiscal year of the Borrower, such Net Proceeds shall not give rise to a reduction to the Total Revolving Loan Commitment on such date to the extent that no payment or bankruptcy Default, or Event of Default, then exists and the Borrower delivers a certificate to the Agent on or prior to such date stating that such Net Proceeds shall be used to purchase assets used or to be used in the businesses permitted pursuant to Section 8.01 (including, without limitation (but only to the extent permitted by Section 8.02), the purchase of the capital stock of a Person engaged in such businesses) within one year following the date of receipt of such Net Proceeds from such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended), and provided further, that (1) if all or any portion of such Net Proceeds are not so used (or contractually committed to be used) within such one year period, the Total Revolving Loan Commitment shall be permanently reduced on the last day of such period by an amount equal to such remaining portion and (2) if all or any portion of such Net Proceeds are not so used within such one year period referred to in clause (1) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, the Total Revolving Loan Commitment shall be permanently reduced on the date of such termination or expiration by an amount equal to such remaining portion.

            (c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, on each date on or after the Effective Date on which the Borrower or any of its Subsidiaries receives any cash proceeds from any incurrence of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 8.04 as in effect on the Effective Date) by the Borrower or any of its Subsidiaries, the Total Revolving Loan Commitment shall be permanently reduced by an amount equal to 100% of the cash proceeds (net of all underwriting discounts, fees and commissions and other costs and expenses associated therewith) of the respective incurrence of Indebtedness.

            (d) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, within 10 days following each date on or after the Effective Date on which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event, the Total Revolving Loan Commitment shall be permanently reduced by an amount equal to 100% of such cash proceeds of such Recovery Event (net of all costs, expenses and taxes incurred in connection with such Recovery Event), provided that so long as no payment or bankruptcy Default, or Event of Default, then exists, and such proceeds do not exceed $5,000,000, such proceeds shall not give rise to a reduction to the Total Revolving Loan Commitment on such date to the extent that the Borrower has delivered a certificate to the Agent on or prior to such date stating that such proceeds shall be used to replace or restore any properties or assets in respect of which such proceeds were paid within one year follow ing the date of receipt of such proceeds (which certificate shall set forth the estimates of the proceeds to be so expended), and provided further, that (i) if the amount of such proceeds exceeds $5,000,000, then the Total Revolving Loan Commitment shall be reduced by the entire amount of such proceeds and not just the portion in excess of $5,000,000 as provided above in this Section 3.03(d), (ii) if all or any portion of such proceeds are not so used (or contractually committed to be used) within such one year period, the Total Revolving Loan Commitment shall be permanently reduced on the last day of such period by an amount equal to such remaining portion and (iii) if all or any portion of such proceeds are not so used within such one year period referred to in clause (ii) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, the Total Revolving Loan Commitment shall be permanently reduced on the date of such termination or expiration by an amount equal to such remaining portion.

            (e) The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Bank) shall terminate in its entirety on the earlier of (i) the date on which a Change of Control Event occurs and (ii) the Final Maturity Date.

            (f) Notwithstanding anything to the contrary contained in Sections 3.03(b), (c) and (d), in no event shall the Total Revolving Loan Commitment be reduced to an amount less than $25,000,000 pursuant to or as a result of any such Section.

            (g) Each reduction to the Total Revolving Loan Commitment pursuant to this Section 3.03 shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Bank.

            SECTION 4. Payments.

            4.01 Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Loans made to it, in whole or in part, without premium or penalty, except as other wise provided in this Agreement, from time to time on the following terms and conditions: (i) the Borrower shall give the Agent at its Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans, whether such Loans are Revolving Loans or Swingline Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower prior to 1:00 P.M. (New York time) (x) at least one Business Day prior to the date of such prepayment in the case of Revolving Loans maintained as Base Rate Loans, (y) on the date of such prepayment in the case of Swingline Loans and (z) at least three Business Days prior to the date of such prepayment in the case of Eurodollar Loans, which notice shall, except in the case of Swingline Loans, promptly be transmitted by the Agent to each of the Banks; (ii) each prepayment shall be in an aggregate principal amount of (A) at least $500,000 in the case of Eurodollar Loans and (B) at least $250,000 in the case of Base Rate Loans (or $100,000 in the case of Swingline Loans); provided, that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Eurodollar Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; and (iii) each prepayment in respect of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans; provided, that at the Borrower's election in connection with any prepayment of Revolving Loans pursuant to this Section 4.01(a), such prepayment shall not be applied to any Revolving Loans of a Defaulting Bank.

            (b) In the event of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 12.12(b), the Borrower shall have the right, upon five Business Days' prior written notice to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks) to repay all Revolving Loans of such Bank, together with accrued and unpaid interest, Fees and all other amounts due and owing to such Bank in accordance with said Section 12.12(b), so long as (A) in the case of the repayment of Revolving Loans of any Bank pursuant to this clause (b), the Revolving Loan Commitment of such Bank is terminated concurrently with such repayment pursuant to Section 3.02(b) (at which time Annex I shall be deemed modified to reflect the changed Revolving Loan Commitments) and (B) in the case of the repay-ment of Revolving Loans of any Bank, the consents required by Section 12.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.

            4.02 Mandatory Prepayments. (a) If on any date the sum of (i) the aggregate outstanding principal amount of Revolving Loans and Swingline Loans (after giving effect to all other repayments thereof on such date) plus (ii) the Letter of Credit Outstandings on such date exceeds the Total Revolving Loan Commitment as then in effect, the Borrower shall repay on such date the principal of Swingline Loans, and if no Swingline Loans are or remain outstanding, Revolving Loans, in an aggregate amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect, the Borrower agrees to pay to the Agent on such date an amount in cash and/or Cash Equivalents equal to such excess (up to the aggregate amount of Letter of Credit Outstandings at such time) and the Agent shall hold such payment as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent (which shall permit certain investments in Cash Equivalents reasonably satisfactory to the Agent until the proceeds are applied to such obligations).

            (b) With respect to each repayment of Revolving Loans required by
Section 4.02(a), the Borrower may designate the Types of Revolving Loans which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing(s) pursuant to which made; provided, that (i) Eurodollar Loans may be designated for repayment pursuant to Section 4.02(a) only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required prepayment and all Base Rate Loans have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount, such Borrowing shall be immediately converted into Base Rate Loans; and (i) each repayment of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.

            (c) Notwithstanding anything to the contrary contained elsewhere in this Agreement, (i) all then outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date, (ii) all then outstanding Revolving Loans shall be repaid in full on the Final Maturity Date and (iii) all then outstanding Loans shall be repaid in full on the date on which a Change of Control Event occurs.

            4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Agent for the ratable account of the Banks entitled thereto, not later than 12:00 Noon (New York time) on the date when due and shall be made in immediately available funds and in U.S. Dollars at the Payment Office, it being understood that written, telex or facsimile transmission notice by the Borrower to the Agent to make a payment from the funds in the Borrower's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 12:00 Noon (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

            4.04 Net Payments. (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Bank, within five Business Days after the written request of such Bank, for taxes imposed on or measured by the net income or net profits of such Bank pursuant to the laws of the jurisdiction in which the principal office or applicable lend ing office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or applicable lending office of such Bank is located and for any withholding of taxes as such Bank shall determine are pay able by, or withheld from, such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. The Borrower will furnish to the Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank within five Business Days after its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

            (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Agent on or prior to the Effective Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to
Section 1.13 or 12.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Bank's entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and can not deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Agent of its inability to deliver any such Form or Certificate in which case such Bank shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political sub division or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States if (I) such Bank has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the Borrower agrees to pay additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, govern mental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

            SECTION 5. Conditions Precedent. The occurrence of the Effective Date pursuant to Section 12.10 and the obligation of each Bank to make each Loan to the Borrower hereunder, and the obligation of the Letter of Credit Issuer to issue each Letter of Credit hereunder, is subject, at the time of each such Credit Event (except as otherwise hereinafter indicated), to the satisfaction of the following conditions:

            5.01 Execution of Agreement; Notes. On or prior to the Effective Date, (i) this Agreement shall have been executed and delivered as provided in
Section 12.10 and (ii) there shall have been delivered to the Agent for the account of each Bank the appropriate Revolving Note and to BTCo the Swingline Note, in each case executed by the Borrower and in the amount, maturity and as otherwise provided herein.

            5.02 No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

            5.03 Officer's Certificate. On the Effective Date, the Agent shall have received a certificate dated such date signed by an Authorized Officer of the Borrower stating that all of the applicable conditions set forth in Sections 5.02, 5.07, 5.08 and 5.09 have been satisfied as of such date.

            5.04 Opinions of Counsel. On the Effective Date, the Agent shall have received opinions, addressed to the Agent and each of the Banks and dated the Effective Date, from (i) Kirkland & Ellis, counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit D and such other matters incident to the transactions con-templated herein as the Agent may reasonably request and (ii) local counsel and other counsel to the Credit Parties and/or the Agent reasonably satisfactory to the Agent, which opinions shall cover such matters incident to the transactions contemplated herein and the other Credit Documents as the Agent may reasonably request and shall be in form and substance reasonably satisfactory to the Agent.

            5.05 Corporate Proceedings. (a) On the Effective Date, the Agent shall have received from each Credit Party a certificate, dated the Effective Date, signed by an Authorized Officer of such Credit Party, and attested to by another Authorized Officer of such Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws of such Credit Party and the resolutions of such Credit Party referred to in such certificate and all of the foregoing (including each such Certificate of Incorporation and By-Laws) shall be reasonably satisfactory to the Agent.

            (b) On the Effective Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates, bring-down certificates and any other records of corporate proceedings and governmental approvals, if any, which the Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

            5.06 Adverse Change, etc. On or prior to the Effective Date, nothing shall have occurred since August 28, 1997 (and neither the Banks nor the Agent shall have become aware of any facts or conditions not previously known) which the Required Banks or the Agent shall determine (a) has, or could reasonably be expected to have, a material adverse effect on the rights or remedies of the Banks or the Agent, or on the ability of any Credit Party to perform its obligations to them hereunder or under any other Credit Document or (b) has, or could reasonably be expected to have, a Material Adverse Effect.

            5.07 Litigation. On the Effective Date, there shall be no actions, suits or proceedings pending or threatened (a) with respect to this Agreement or any other Document or the Transaction or (b) which the Agent or the Required Banks shall determine could reasonably be expected to (i) have a Material Adverse Effect or (ii) have a material adverse effect on the Transaction, or the rights or remedies of the Banks or the Agent hereunder or under any other Credit Document or on the ability of any Credit Party to perform its respective obligations to the Banks or the Agent hereunder or under any other Credit Document.

            5.08 Approvals. On or prior to the Effective Date, except to the extent set forth on Annex XI, all necessary governmental (domestic and foreign) and third party approvals in connection with the Transaction and the transactions contemplated by the Documents and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the transactions contemplated by the Documents and otherwise referred to herein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the consummation of the Transaction or the making of Loans.

            5.09 Consummation of the Transaction. (a) On or prior to the Effective Date, the Recapitalization shall have been consummated in accordance with the Recapitalization Documents and all applicable laws, and each of the conditions precedent to the consummation of the Recapitalization as set forth in the Recapitalization Documents shall have been satisfied and not waived except with the consent of the Agent and the Required Banks to the reasonable satisfaction of the Agent and the Required Banks.

            (b) (i) On or prior to the Effective Date, the total commitments in respect of the Indebtedness to be Refinanced shall have been terminated, all loans with respect thereto shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated and all other amounts due and owing pursuant to the Indebtedness to be Refinanced shall have been repaid in full and all documents in respect of the Indebtedness to be Refinanced and all guarantees with respect thereto shall have been terminated (except as to indemnification provisions which may survive to the extent provided therein) and be of no further force and effect.

            (ii) On or prior to the Effective Date, the creditors in respect of the Indebtedness to be Refinanced shall have terminated and released all security interests and Liens on the assets owned by the Borrower and its Subsidiaries. The Agent shall have received such releases of security interests in and Liens on the assets owned by the Borrower and its Subsidiaries as may have been requested by the Agent, which releases shall be in form and substance reasonably satisfactory to the Agent. Without limiting the foregoing, there shall have been delivered (i) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC of each jurisdiction where a financing statement (Form UCC-1 or the appropriate equivalent) was filed with respect to the Borrower or any of its Subsidiaries in connection with the security interests created with respect to the Indebtedness to be Refinanced and the documentation related thereto, (ii) termination or reassignment of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of the Borrower or any of its Subsidiaries on which filings have been made, (iii) terminations of all mortgages, leasehold mortgages, deeds of trust and leasehold deeds of trust created with respect to property of the Borrower or any of its Subsidiaries, in each case, to secure the obligations in respect of the Indebtedness to be Refinanced, all of which shall be in form and substance reasonably satisfactory to the Agent, and (iv) all collateral owned by the Borrower or any of its Subsidiaries in the possession of any of the creditors in respect of the Indebtedness to be Refinanced or any collateral agent or trustee under any related security document shall have been returned to the Borrower or such Subsidiary.

            (c) On or prior to the Effective Date, the Borrower shall have received gross cash proceeds of $175,000,000 from the issuance of a like principal amount of the Subordinated Notes (it being understood that such cash proceeds shall include all amounts directly applied to finance the Transaction and pay related fees and expenses incurred in connection therewith), and the Banks shall have received true and correct copies of all Subordinated Note Documents (certified as such by an Authorized Officer of the Borrower), and all of the terms and conditions of such Subordinated Note Documents (including, without limitation, amortization, maturities, interest rates, absence of security, covenants, default, remedies, sinking fund provisions and other provisions) and the purchasers thereof shall be satisfactory to the Agent and the Required Banks. All of the Subordinated Note Documents shall have been duly executed and delivered by the parties thereto, shall be in full force and effect and each of the conditions precedent to the obligations of the parties to effectuate the issuance of the Subordinated Notes as set forth in the Subordinated Note Documents shall have been satisfied and not waived except with the consent of the Agent and the Required Banks to the reasonable satisfaction of the Agent and the Required Banks, and the Subordinated Notes shall have been issued in accordance with the Subordinated Note Documents and all applicable laws, rules and regulations.

            (d) On or prior to the Effective Date, (i) the Borrower shall have received gross cash proceeds of at least $68,000,000 from the Capital Stock Financing (of which up to $6,800,000 may constitute a rollover of a portion of the equity interests owned prior to the Effective Date by Micron Electronics), and (ii) the Borrower shall have received gross cash proceeds of at least $25,000,000 from the Exchangeable Preferred Equity Financing. All of the terms and conditions of the Equity Financing, including, without limitation, with respect to the Exchangeable Preferred Equity Financing, the terms and provisions relating to the payment of dividends on the Exchangeable Preferred Stock in kind, shall be satisfactory to the Agent and the Required Banks. Each of the conditions precedent to the obligations of the Borrower, Micron Electronics and the purchasers of equity in the respective Equity Financing to consummate such Equity Financing as set forth in the respective Equity Financing Documents shall have been satisfied and not waived except with the consent of the Agent and the Required Banks to the reasonable satisfaction of the Agent and the Required Banks and the Common Stock and/or Preferred Stock, as the case may be, issued in connection with the Equity Financing shall have been issued in accordance with the respective Equity Financing Documents and all applicable laws, rules and regulations.

            (e) On or prior to the Effective Date, (x) the Borrower shall have used the net cash proceeds received by it pursuant to each of the Equity Financing and the issuance of the Subordinated Notes to make payments owing in connection with the Transaction and (y) the Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this Section 5.09 have been satisfied on such date.

            (f) On or prior to the Effective Date, there shall have been delivered to the Banks true and correct copies of all Documents entered into in connection with the Transaction (including, without limitation, the Recapitalization Documents, the Subordinated Note Documents, the Equity Financing Documents and the Refinancing Documents), and all of the terms and conditions of such Documents, as well as the structure of the Transaction and the ownership interests in the Borrower after giving effect to the Transaction, shall be in form and substance reasonably satisfactory to the Agent and the Required Banks.

            5.10 Security Documents. (a) On the Effective Date, each Credit Party shall have duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit F (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "Pledge Agreement") and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the Pledged Securities referred to therein, endorsed in blank in the case of promissory notes or accompanied by executed and undated stock powers in the case of capital stock, and the Pledge Agreement shall be in full force and effect.

            (b) On the Effective Date, each Credit Party shall have duly authorized, executed and delivered a Security Agreement in the form of Exhibit G (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "Security Agreement") covering all of the Security Agreement Collateral, together with:

            (A) executed copies of Financing Statements (Form UCC-1) or appropriate local equivalent in appropriate form for filing under the UCC or appropriate local equivalent of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement;

            (B) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date listing all effective financing statements that name the Borrower or any of its Domestic Subsidiaries or a division or oper-ating unit of any such Person as debtor and that are filed in the jurisdictions referred to in clause (A) above, together with copies of such financing statements that name the Borrower or any of its Domestic Subsidiaries as debtor (none of which shall cover the Collateral except
      (x) those with respect to which appropriate termination statements executed by the secured lender thereunder have been delivered to the Agent and (y) to the extent evidencing Permitted Liens);

            (C) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Security Agreement; and

            (D) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement have been taken;

and the Security Agreement shall be in full force and effect.

            (c) On the Effective Date, the Collateral Agent shall have received fully executed counterparts of deeds of trust, mortgages and similar documents in each case in form and substance satisfactory to the Collateral Agent (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, each a "Mortgage" and collectively, the "Mortgages") with respect to each of the Mortgaged Properties, and arrangements reasonably satisfactory to the Collateral Agent shall be in place to provide that counter parts of such Mortgages shall be recorded on the Effective Date in all places to the extent necessary or desirable, in the judgment of the Collateral Agent, effectively to create a valid and enforceable first priority Lien, subject only to Permitted Encumbrances, on each such Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, together with:

            (A) mortgagee title insurance policies (or binding commitments to issue such title insurance policies) issued by title insurers reasonably satisfactory to the Collateral Agent (the "Mortgage Policies") in amounts reasonably satisfactory to the Collateral Agent and assuring the Collateral Agent that the Mortgages are valid and enforceable first priority mortgage Liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances, and such Mortgage Policies shall be in form and substance reasonably satisfactory to the Collateral Agent and (i) shall include an endorsement for future advances under this Agreement, the Notes and the Mortgages and for any other matter that the Collateral Agent in its discretion may reasonably request (to the extent available in the respective jurisdiction of each Mortgaged Property), (ii) shall not include an exception for mechanics' liens, and (iii) shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Collateral Agent in its discretion may reasonably request;

            (B) surveys in form and substance reasonably satisfactory to the Collateral Agent of each Mortgaged Property designated as "owned" on Annex III hereto, dated a recent date reasonably acceptable to the Collateral Agent, certified in a manner reasonably satisfactory to the Collateral Agent by a licensed professional surveyor reasonably satisfactory to the Collateral Agent; and

            (C) such estoppel letters, landlord waiver letters, non-disturbance letters and similar assurances as may have been requested by the Collateral Agent, which letters shall be in form and substance reasonably satisfactory to the Collateral Agent.

            5.11 Subsidiary Guaranty. On the Effective Date, each Subsidiary Guarantor, if any, shall have duly authorized, executed and delivered a Subsidiary Guaranty in the form of Exhibit H (as modified, amended or supplemented from time to time in accordance with the terms hereof and thereof, the "Subsidiary Guaranty"), and the Subsidiary Guaranty shall be in full force and effect.

            5.12 Existing Indebtedness, etc. On the Effective Date and after giving effect to the Transaction, neither the Borrower nor any of its Subsidiaries shall have any preferred stock or Indebtedness outstanding except for the Preferred Stock and for Indebtedness permitted under Section 8.04. On and as of the Effective Date, all of the Existing Indebtedness shall remain outstanding after giving effect to the Transaction and the other transactions contemplated hereby without any default or events of default existing thereunder or arising as a result of the Transaction and the other transactions contemplated hereby (except to the extent amended or waived by the parties thereto on terms and conditions reasonably satisfactory to the Agent and the Required Banks). On and as of the Effective Date, the Agent and the Required Banks shall be satisfied with the amount of and the terms and conditions of all Existing Indebtedness.

            5.13 Plans; Collective Bargaining Agreements; Existing Indebtedness Agreements; Shareholders' Agreements; Management Agreements; Employment Agreements; Tax Allocation Agreements; Material Contracts. On or prior to the Effective Date, there shall have been delivered to the Banks copies, certified as true and correct by an Authorized Officer of the Borrower of:

            (a) all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a "single-employer plan," as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of the Borrower or any of the Subsidiaries or any ERISA Affiliate (provided that the foregoing shall apply in the case of any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, only to the extent that any document described therein is in the possession of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate or reasonably available thereto from the sponsor or trustee of any such
      Plan);

            (b) any collective bargaining agreements or any other similar agreement or arrangement covering the employees of the Borrower or any of its Subsidiaries that are to remain in effect after giving effect to the consummation of the Transaction (collectively, the "Collective Bargaining Agreements");

            (c) all agreements evidencing or relating to the Existing Indebtedness that are to remain in effect after giving effect to the consummation of the Transaction (collectively, the "Existing Indebtedness Agreements");

            (d) all agreements entered into by the Borrower or any of its Subsidiaries governing the terms and relative rights of its capital stock, and any agreements entered into by shareholders relating to any such entity with respect to their capital stock, in each case that are to remain in effect after giving effect to the consummation of the Transaction (collectively, the "Shareholders' Agreements");

            (e) any material agreements (or the forms thereof) with members of, or with respect to, the management of the Borrower or any of its Subsidiaries that are to remain in effect after giving effect to the consummation of the Transaction (collectively, the "Management Agreements");

            (f) any employment agreements entered into by the Borrower or any of its Subsidiaries (collectively, the "Employment Agreements");

            (g) any tax sharing or tax allocation agreements entered into by the Borrower or any of its Subsidiaries (collectively, the "Tax Allocation Agreements"); and

            (h) all material contracts and licenses of the Borrower or any of its Subsidiaries that are to remain in effect after giving effect to the consummation of the Transaction (collectively, the "Material Contracts");

all of which Plans, Collective Bargaining Agreements, Existing Indebtedness Agreements, Shareholders' Agreements, Management Agreements, Employment Agreements, Tax Allocation Agreements and Material Contracts shall be in form and substance reasonably satisfactory to the Agent and the Required Banks and shall be in full force and effect on the Effective Date.

            5.14 Solvency Opinion; Environmental Analyses; Evidence of Insurance; Financial Statements. On the Effective Date, the Agent shall have received:

            (a) a solvency opinion in form and substance reasonably satisfactory to the Agent and the Required Banks from Valuation Research Corporation addressed to the Agent, each of the Banks and the Board of Directors of the Borrower and dated the Effective Date and supporting the conclusions, that, after giving effect to the Transaction and the incurrence of all financings contemplated herein, the Borrower and its Subsidiaries (on a consolidated basis) are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection herewith, will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature and become due;

            (b) Phase I environmental assessments from Environ Corporation, the results of which shall be in form and substance satisfactory to the Agent and the Required Banks;

            (c) evidence of insurance complying with the requirements of Section
      7.03 for the business and properties of the Borrower and its Subsidiaries, in scope, form and substance reasonably satisfactory to the Agent and the Required Banks and naming the Collateral Agent as an additional insured and/or loss payee, and stating that such insurance shall not be cancelled or revised without at least 30 days prior written notice by the insurer to the Collateral Agent; and

            (d) true and correct copies of the financial statements referred to in Section 6.10(b) and such financial statements shall be in form and substance satisfactory to the Agent and the Required Banks.

            5.15 Pro Forma Balance Sheet. On or prior to the Effective Date, there shall have been delivered to the Agent, an unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries after giving effect to the Transaction and prepared in accordance with GAAP, together with a related funds flow statement, which pro forma balance sheet and funds flow statement shall be reasonably satisfactory in form and substance to the Agent and the Required Banks.

            5.16 Projections. On or prior to the Effective Date, the Banks shall have received the financial projections (the "Projections") set forth on Annex IV, which include the projected results of the Borrower and its Subsidiaries for the five fiscal years ended after the Effective Date.

            5.17 Payment of Fees. On the Effective Date, all costs, fees and expenses, and all other compensation contemplated by this Agreement, due to the Agent or the Banks (including, without limitation, legal fees and expenses) shall have been paid to the extent due.

            5.18 Notice of Borrowing; Letter of Credit Request. Prior to the incurrence of any Loan, the Agent shall have received prior notice satisfying the requirements of Section 1.03. Prior to the issuance of any Letter of Credit, the Agent and the Letter of Credit Issuer shall have received prior notice satisfying the requirements of Section 2.02.

            The occurrence of the Effective Date and the acceptance of the benefits of each other Credit Event shall constitute a representation and warranty by each Credit Party to each of the Banks that all of the applicable conditions specified above exist as of the date of such Credit Event. All of the certificates, legal opinions and other documents and papers referred to in this
Section 5, unless otherwise specified, shall be delivered to the Agent at its Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts for each of the Banks and shall be reasonably satisfactory in form and substance to the Agent and the Required Banks.

            SECTION 6. Representations, Warranties and Agreements. In order to induce the Banks to enter into this Agreement and to make the Loans and issue and/or participate in the Letters of Credit provided for herein, the Borrower makes the following representations, warranties and agreements with the Banks in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit (with the occurrence of the Effective Date and each other Credit Event being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on and as of the Effective Date and the date of each such other Credit Event, unless stated to relate to a specific earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date):

            6.01 Corporate Status. Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation in good standing (to the extent such concept is relevant in such jurisdiction) under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

            6.02 Corporate Power and Authority. Each Credit Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of each Document to which it is a party. Each Credit Party has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

            6.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party nor compliance by any Credit Party with the terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein, (i) will contravene any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the Certificate of Incorporation or ByLaws of the Borrower or any of its Subsidiaries.

            6.04 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened, with respect to the Borrower or any of its Subsidiaries (i) that could reasonably be expected to have a Material Adverse Effect or (ii) that could reasonably be expected to have a material adverse effect on the rights or remedies of the Banks or on the ability of any Credit Party to perform its respective obligations to the Banks hereunder and under the other Credit Documents to which it is, or will be, a party. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the occurrence of any Credit Event.

            6.05 Use of Proceeds; Margin Regulations. (a) The proceeds of the Loans shall be utilized only for the general corporate and working capital purposes of the

Borrower and its Subsidiaries; provided that no proceeds of any Loan may be utilized to finance any portion of the Transaction or to pay fees or expenses incurred in connection therewith.

            (b) Neither the making of any Loan hereunder, nor the use of the proceeds thereof, nor the occurrence of any other Credit Event, will violate the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan or the use of any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

            6.06 Governmental Approvals. Except to the extent set forth on Annex XI, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any Document, other than filings, recordings and registrations required to perfect security interests created under the Security Documents.

            6.07 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

            6.08 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            6.09 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Agent or any Bank (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Persons in writing to the Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

            6.10 Financial Condition; Financial Statements. (a) On and as of the Effective Date, on a pro forma basis after giving effect to the Transaction and to all Indebtedness incurred and to be incurred (including, without limitation, the Loans) and Liens created, and to be created, by each Credit Party in connection therewith, with respect to each of the Borrower and its Subsidiaries (on a consolidated basis) and of the Borrower (on a stand-alone basis) (x) the sum of the assets, at a fair valuation, of each of the Borrower and its Subsidiaries (on a consolidated basis) and of the Borrower (on a stand-alone basis) will exceed its debts, (y) it has not incurred nor intended to, nor believes that it will, incur debts beyond its ability to pay such debts as such debts mature and (z) it will have sufficient capital with which to conduct its business. For purposes of this Section 6.10, "debt" means any liability on a claim, and "claim" means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

            (b) The consolidated balance sheets of the Borrower and its Subsidiaries at August 28, 1997 and at November 27, 1997 and the related statements of operations and cash flows and changes in shareholders' equity of the Borrower and its Subsidiaries for the fiscal year or three-month period as the case may be, ended as of said dates, copies of which have heretofore been furnished to each Bank, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the dates of said statements and the results of operations and cash flows for the periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject in the case of the November 27, 1997 statements to normal year-end audit adjustments and the absence of footnotes.

            (c) Since August 28, 1997, nothing has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

            (d) Except as fully reflected in the financial statements described in Section 6.10(b) and the Indebtedness incurred under this Agreement and under the Subordinated Notes, (i) there were as of the Effective Date, no liabilities or obligations (excluding current obligations incurred in the ordinary course of business) with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or other wise and whether or not due), and (ii) the Borrower does not know of any basis for the assertion against the Borrower or any of its Subsidiaries of any such liability or obligation which, in the case of clause (i) or (ii) either individually or in the aggregate, is, or would be reasonably likely to have, a Material Adverse Effect.

            (e) The Projections are based on good faith estimates and assumptions made by the management of the Borrower, and on the Effective Date such management believed that the Projections were reasonable and attainable, it being recognized by the Banks, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections probably will differ from the projected results and that the differences may be material. There is no fact known to the Borrower or any of its Subsidiaries which would have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Banks for use in connection with the transactions contemplated hereby.

            6.11 Security Interests. On and after the Effective Date, each of the Security Documents creates (or after the execution and delivery thereof will create), as security for the Obligations, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons, and subject to no other Liens (except that the Security Agreement Collateral, the Mortgaged Properties and the collateral covered by the Additional Security Documents may be subject to Permitted Liens relating thereto), in favor of the Collateral Agent. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made on or prior to the Effective Date as contemplated by Section 5.10(b) or (c) or on or prior to the execution and delivery thereof as contemplated by Sections 7.11,
7.13 and 8.14.

            6.12 Transaction. At the time of consummation thereof, the Transaction shall have been consummated in all material respects in accordance with the terms of the Documents and all applicable laws. At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all govern mental agencies, authorities or instrumentalities required in order to make or consummate the Transaction have been obtained, given, filed or taken or waived and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained) except where the failure to obtain, give, file, or take would not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the Transaction. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the Transaction or the performance by the Borrower and its Subsidiaries of their obligations under the Documents and all applicable laws.

            6.13 Compliance with ERISA. (a) Annex X sets forth, as of the Effective Date, each Plan maintained or contributed to by the Borrower and its Subsidiaries;

each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service (or has submitted an application for a determination letter with the Internal Revenue Service and is awaiting receipt of a response) to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated or waived funding deficiency within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; except as would not result in any material liability, all contributions required to be made with respect to a Plan have been timely made; neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of
the Code or reasonably expects to incur any such liability under any of the foregoing sections with respect to any Plan (other than liabilities of any ERISA Affiliate which could not, by operation of law or otherwise, become a liability of the Borrower or any of its Subsidiaries); no condition exists which presents a material risk to the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) which is reasonably likely to result in a material liability to the Borrower or any Subsidiary of the Borrower is pending, threatened or reasonably expected; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not result in a Material Adverse Effect; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in all material respects in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is reasonably expected to arise on account of any Plan; and the Borrower and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any material liability.

            (b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the most recently ended fiscal year of the Borrower on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan, allocable to such benefit liabilities.

            6.14 Capitalization. On the Effective Date and after giving effect to the Transaction, the authorized capital stock of the Borrower shall consist of (i) 30,000,000 shares of Class A Common Stock, par value $0.001 per share, 3,261,177 of which are issued and outstanding, (ii) 12,000,000 shares of Class B Common Stock, par value $0.001 per share, 863,823 of which are issued and outstanding, (iii) 2,000,000 shares of Class C Common Stock, par value $0.001 per share, 874,999 of which are issued and outstanding, (iv) 1,000 shares of undesignated common stock, par value $0.01 per share, none of which are issued and outstanding (such Class A Common Stock, Class B Common Stock, Class C Common Stock and undesignated common stock being hereinafter called the "Common Stock"), (v) 6,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, 3,261,177 of which are issued and outstanding, (vi) 6,000,000 shares of Series B Convertible Preferred Stock, par value $0.001 per share, 863,823 of which are issued and outstanding, (vii) 1,000,000 shares of Series C Convertible Preferred Stock, par value $0.001 per share, 874,999 of which are issued and outstanding and (viii) 750,000 shares of 12-1/2% Senior Exchangeable Preferred Stock (the "Exchangeable Preferred Stock"), par value $0.001 per share, 250,000 of which are issued and outstanding (such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Exchangeable Preferred Stock being hereinafter called the "Preferred Stock"). All such outstanding shares have been duly and validly issued, are fully paid and nonassessable. Except as set forth on Annex XII, as of the Effective Date, the Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock except for options to purchase Capital Stock issued or to be issued to management and other employees of the Borrower and its Subsidiaries.

            6.15 Subsidiaries. On and as of the Effective Date and after giving effect to the consummation of the Transaction, the Borrower has no Subsidiaries other than those Subsidiaries listed on Annex V. Annex V correctly sets forth, as of the Effective Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding shares of capital stock of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and nonassessable and have been issued free of preemptive rights. No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

            6.16 Intellectual Property. The Borrower and each of its Subsidiaries owns or holds a valid license or other right to use all the material patents, trademarks, service marks, trade names, technology, know-how and formulas free from restrictions that are materially adverse to the use thereof, that are used in the operation of the business of the Borrower and each of its Subsidiaries as presently conducted.

            6.17 Compliance with Statutes, etc. The Borrower and its Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Property or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Property or the operations of the Borrower or any of its Subsidiaries), except such non-compliance as is not likely to, individually or in the aggregate, have a Material Adverse Effect.

            6.18 Environmental Matters. (a) The Borrower and its Subsidiaries have complied with, and on the date of each Credit Event are in compliance with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the best knowledge of the Borrower, past or threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences concerning the business or operations of the Borrower or any of its Subsidiaries or any Real Property at any time owned or operated by the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, on any property adjoining or in the vicinity of any such Real Property that would reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such currently owned or operated Real Property or (ii) to cause any such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

            (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Real Property owned or operated by the Borrower or any of its Subsidiaries where such generation, use, treatment or storage has violated or would reasonably be expected to violate any Environmental Law. Hazardous Materials have not at any time been Released on or from any Real Property owned or operated by the Borrower or any of its Subsidiaries. There are not now any underground storage tanks located on any Real Property owned or operated by the Borrower or any of its Subsidiaries.

            (c) Notwithstanding anything to the contrary in this Section 6.18, the representations made in this Section 6.18 shall only be untrue if the aggregate effect of all restrictions, failures, noncompliance, Environmental Claims, Releases and presence of under ground storage tanks, in each case of the types described above in clauses (a) and (b), would reasonably be expected to have a Material Adverse Effect.

            6.19 Properties. All Real Property owned or leased by the Borrower or any of its Domestic Subsidiaries as of the Effective Date and after giving effect to the Transaction, and the nature of the interest therein, is correctly set forth in Annex III. The Borrower and its Subsidiaries have good and marketable title to, or a validly subsisting leasehold interest in, all material properties owned or leased by it, including all Real Property reflected in Annex III or in the financial statements referred to in Section 6.10(b), free and clear of all Liens, other than Permitted Liens.

            6.20 Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (iii) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

            6.21 Tax Returns and Payments. All Federal, state, foreign and other material returns, statements, forms and reports for taxes (the "Returns") required to be filed by or with respect to the income, properties or operations of the Borrower and/or any of its Subsidiaries have been timely filed with the appropriate taxing authority. The Returns accurately reflect all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. The Borrower and each of its Subsidiaries have paid all taxes payable by them other than immaterial taxes and other taxes which are not yet due and payable, and other than those contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. Except as disclosed in the financial statements referred to in Section 6.10(b), there is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Borrower, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries. As of the Effective Date, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither the Borrower nor any of its Subsidiaries have provided, with respect to themselves or property held by them, any consent under Section 341 of the Code. Neither the Borrower nor any of its Subsidiaries has incurred, or will incur, any material tax liability in connection with the Transaction and the other transactions contemplated hereby.

            6.22 Existing Indebtedness. Annex VI sets forth a true and complete list of all Indebtedness of the Borrower and its Subsidiaries as of the Effective Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans, the Letters of Credit, the Subordinated Notes and Intercompany Loans, the "Existing Indebtedness"), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.

            6.23 Representations and Warranties in Other Documents. All representations and warranties set forth in the Documents (other than the Credit Documents) were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Effective Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

            6.24 Subordination. The subordination provisions contained in the Subordinated Note Documents are enforceable against the Borrower and the holders thereof, and all Obligations are within the definition of "Senior Debt" and "Designated Senior Debt" included in such subordination provisions.

            SECTION 7. Affirmative Covenants. The Borrower hereby covenants and agrees that as of the Effective Date and thereafter for so long as this Agreement is in effect and until the Total Revolving Loan Commitment has terminated, no Letters of Credit (other than Letters of Credit, together with all Fees that have accrued and will accrue thereon through the stated termination date of such Letters of Credit, which have been supported in a manner satisfactory to the Letter of Credit Issuer in its sole and absolute discretion) or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations (other than any indemnities described in Section 12.13 hereof which are not then due and payable) incurred hereunder, are paid in full:

            7.01 Information Covenants. The Borrower will furnish to each Bank:

            (a) Monthly Reports. Within 30 days (or 45 days for February, March, April and May of 1998) after the end of each fiscal month of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income and retained earnings and of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding month in the prior fiscal year and comparative budgeted figures for such fiscal month, all of which shall be certified by the chief financial officer or other Authorized Officer of the Borrower, subject to normal year-end audit adjustments and the absence of footnote disclosure.

            (b) Quarterly Financial Statements. Within 45 days (or 60 days for the quarterly accounting periods ending in February and May of 1998) after the close of the first three quarterly accounting periods in each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, all of which shall be in reasonable detail and certified by the chief financial officer or other Authorized Officer of the Borrower that they fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnote disclosure.

            (c) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its

      Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year and comparative budgeted figures for such fiscal year, and, in the case of all such financial statements (but excluding such comparative budgeted figures), certified by KPMG Peat Marwick or such other independent certified public accountants of recognized national standing as shall be reasonably acceptable to the Agent, in each case to the effect that such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default which has occurred and is continuing has come to their attention insofar as such Default or Event of Default relates to financial and accounting matters or, if such a Default or an Event of Default has come to their attention a statement as to the nature thereof.

            (d) Budgets, etc. Not more than 60 days after the commencement of each fiscal year of the Borrower, budgets of the Borrower and its Subsidiaries in reason able detail for each of the four fiscal quarters of such fiscal year as customarily prepared by management for its internal use setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based. Together with each delivery of financial statements pursuant to Sections 7.01(b) and (c), a comparison of the current year to date financial results (other than in respect of the balance sheets included therein) against the budgets required to be submitted pursuant to this clause (d) shall be presented.

            (e) Officer's Certificates. At the time of the delivery of the financial statements provided for in Sections 7.01(b) and (c), a certificate of the chief financial officer or other Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 8.04(e), 8.05 and 8.08 through and including 8.11, as at the end of such fiscal quarter or year, as the case may be.

            (f) Notice of Default or Litigation. Promptly, and in any event within five Business Days (or 10 Business Days in the case of clause (y) below) after any Senior Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and shall state that such notice is a "notice of default" and (y) the commencement of, or threat of, or any significant development in, any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries which is likely to have a Material Adverse Effect, or a material adverse effect on the ability of any Credit Party to perform its respective obligations hereunder or under any other Credit Document.

            (g) Auditors' Reports. Promptly upon receipt thereof, a copy of each report or "management letter" submitted to the Borrower or any of its Subsidiaries by its independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any of its Subsidiaries.

            (h) Environmental Matters. Promptly after obtaining knowledge of any of the following, written notice of:

                  (i) any pending or threatened material Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries;

                  (ii) any condition or occurrence on any Real Property owned or operated by the Borrower or any of its Subsidiaries that (x) results in material noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of a material Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

                  (iii) any condition or occurrence on any Real Property owned or operated by the Borrower or any of its Subsidiaries that could reasonably be anticipated to cause such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability by the Borrower or its Subsidiary, as the case may be, of its interest in such Real Property under any Environmental Law; and

                  (iv) the taking of any material removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by the Borrower or any of its Subsidiaries where the Borrower or any of its Subsidiaries is or is reasonably expected to be responsible for the cost of such action or where the taking of such action could reasonably be expected to materially interfere with the operations of the Borrower or any of its Subsidiaries at such Real Property.

      All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower's response thereto. In addition, the Borrower agrees to provide the Banks with copies of all material written communications by the Borrower or any of its Subsidiaries with any Person, government or governmental agency relating to any of the matters set forth in clauses
      (i)-(iv) above, and such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Agent or the Required Banks.

            (i) Other Information. Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the SEC by the Borrower or any of its Subsidiaries and copies of all financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall generally send to analysts or the holders of their capital stock or the holders of the Exchangeable Preferred Stock or the holders of the Subordinated Notes in their capacity as such holders (to the extent not theretofore delivered to the Banks pursuant to this Agreement) and, with reasonable promptness, such other information or documents (financial or otherwise) as the Agent on its own behalf or on behalf of any Bank may reasonably request from time to time.

            7.02 Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, permit, upon notice to the chief financial officer or other Authorized Officer of the Borrower, (x) officers and designated representatives of the Agent or any Bank to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever's possession, and to examine the books of account of the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Agent or any Bank may desire and (y) the Agent, at the request of the Required Banks, to conduct, at the Borrower's expense, an audit of the accounts receivable and/or inventories of the Borrower and its Subsidiaries at such times (but no more frequently than once a year unless an Event of Default has occurred and is continuing) as the Required Banks shall reasonably require.

            7.03 Insurance. The Borrower will, and will cause each of its Subsidiaries to, at all times from and after the Effective Date maintain in full force and effect insurance with reputable and solvent insurance carriers in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice. At any time that insurance at the levels described in Annex VII is not being maintained by the Borrower and its Subsidiaries, the Borrower will notify the Banks in writing thereof and, if thereafter notified by the Agent to do so, the Borrower will obtain insurance at such levels to the extent then generally available (but in any event within deductible or self-insured retention limitations set forth in the preceding sentence) or otherwise as are acceptable to the Agent. The Borrower will furnish to the Agent on the Effective Date and on each date as the Agent or the Required Banks may reasonably request, a summary of the insurance carried in respect of the Borrower and its Subsidiaries and the assets of the Borrower and its Subsidiaries together with certificates of insurance and other evidence of such insurance, if any, naming the Collateral Agent as an additional insured and/or loss payee.

            7.04 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under
Section 8.03(a) or charge upon any properties of the Borrower or any of its Subsidiaries; provided, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

            7.05 Corporate Franchises. The Borrower will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises and authority to do business; provided, however, that any transaction permitted by Section 8.02 will not constitute a breach of this Section 7.05.

            7.06 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than such non-compliance as would not have a Material Adverse Effect or a material adverse effect on the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party.

            7.07 Compliance with Environmental Laws. (a) The Borrower will pay, and will cause each of its Subsidiaries to pay, all costs and expenses incurred by it in keeping in compliance with all Environmental Laws, and will keep or cause to be kept all Real Properties owned or operated by the Borrower or any of its Subsidiaries free and clear of any Liens imposed pursuant to such Environmental Laws; and (b) neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property owned or operated by the Borrower or any of its Subsidiaries, or transport or per-mit the transportation of Hazardous Materials to or from any such Real Property, unless the failure to comply with the requirements specified in clause (a) or
(b) above, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. If the Borrower or any of its Subsidiaries, or any tenant or occupant of any Real Property, cause or permit any intentional or unintentional act or omission resulting in the presence or Release of any Hazardous Material (except in compliance with applicable Environmental Laws), the Borrower agrees to undertake, and/or to cause any of its Subsidiaries, tenants or occupants to undertake, at their sole expense, any clean up, removal, remedial or other action required pursuant to Environmental Laws to remove and clean up any Hazardous Materials from any Real Property except where the failure to do so would not be reasonably expected to have a Material Adverse Effect; provided that neither the Borrower nor any of its Subsidiaries shall be required to comply with any such order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP.

            7.08 ERISA. As soon as possible and, in any event, within ten (10) days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Banks a certificate of the chief financial officer or other Authorized Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, which the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Banks a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in Subsection .62, .63,
 .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or
Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under
Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; except as would otherwise result in a material liability, that any contribution required to be made to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings are reasonably expected to be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or could reasonably be expected to incur any material liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or
Section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan
(as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under
Section 4980B of the Code; or that the Borrower or any Subsidiary of the Borrower could reasonably be expected to incur any material liability pursuant to any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan. At the request of any Bank, the Borrower will deliver such Bank
(i) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, at the request of any Bank, copies of annual reports and any records, documents or other information required to be furnished to the PBGC, and any material notices received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to such Bank no later than ten (10) days after any such request.

            7.09 Good Repair. The Borrower will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used in its business are kept in good repair, working order and condition, normal wear and tear and damage by casualty excepted, and, subject to Section 8.08, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

            7.10 End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries', fiscal years to end on the Thursday occurring closest to August 31 of each year and (ii) each of its, and each of its Subsidiaries', fiscal quarters to end on dates which are consistent with a fiscal year ending as provided in preceding clause (i).

            7.11 Additional Security; Further Assurances. (a) The Borrower will, and will cause each of its Domestic Subsidiaries (and to the extent Section 7.13 is operative, each of its Foreign Subsidiaries) to, grant to the Collateral Agent security interests and mortgages in such assets and properties of the Borrower and its Subsidiaries as are not covered by the initial Security Documents, and as may be requested from time to time by the Agent or the Required Banks (collectively, the "Additional Security Documents"). All such security interests and mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Agent and shall constitute valid and enforceable perfected security interests and mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

            (b) The Borrower will, and will cause each of its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Agent to assure themselves that this Section 7.11 has been complied with.

            (c) If the Agent or the Required Banks determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of the Borrower and its Subsidiaries constituting Collateral, the Borrower shall provide to the Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989 and which shall be in form and substance satisfactory to the Agent.

            (d) The Borrower agrees that each action required above by this
Section 7.11 shall be completed as soon as possible, but in no event later than 90 days after such action is either requested to be taken by the Agent or the Required Banks or required to be taken by the Borrower and its Subsidiaries pursuant to the terms of this Section 7.11; provided that in no event shall the Borrower be required to take any action, other than using its reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 7.11.

            7.12 Register. The Borrower hereby designates the Agent to serve as the Borrower's agent, solely for purposes of this Section 7.12, to maintain a register (the "Register") on which it will record the Revolving Loan Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordations shall not affect the Borrower's obligations in respect of such Loans. With respect to any Bank, the transfer of the Revolving Loan Commitment of such Bank and the rights to the principal of, and interest on, any Revolving Loan made pursuant to such Revolving Loan Commitment shall not be effective until such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Revolving Loan Commitment and Revolving Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Loan Commitment and Revolving Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Revolving Loan Commitment and Revolving Loans shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Revolving Loan Commitment, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender its Revolving Note, and thereupon one or more new Revolving Notes in the same aggregate principal amount shall be issued to the assigning or transferor Bank and/or the new Bank. The Borrower agrees to indemnify the Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Agent in performing its duties under this Section 7.12. unless such losses, claims, damages and liabilities are caused by the gross negligence or willful misconduct of the Agent.

            7.13 Foreign Subsidiaries Security. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrower reasonably acceptable to the Agent and the Required Banks does not within 30 days after a request from the Agent or the Required Banks deliver evidence, in form and substance mutually satisfactory to the Agent and the Borrower, with respect to any Foreign Subsidiary which has not already had all of its stock pledged pursuant to the Pledge Agreement that (i) a pledge (x) of 66-2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, and (y) of any promissory note issued by such Foreign Subsidiary to the Borrower or any of its Domestic Subsidiaries, (ii) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement and (iii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiary Guaranty, in any such case could reasonably be expected to cause (I) the undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent for Federal income tax purposes or
(II) other material adverse federal income tax consequences to the Credit Parties, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary's outstanding capital stock or any promissory notes so issued by such Foreign Subsidiary, in each case not there-tofore pledged pursuant to the Pledge Agreement shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall execute and deliver the Security Agreement (or another security agreement in substantially similar form, if needed), granting the Secured Creditors a security interest in all of such Foreign Subsidiary's assets and securing the Obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement and, in the event the Subsidiary Guaranty shall have been executed by such Foreign Subsidiary, the obligations of such Foreign Subsidiary thereunder, and in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary shall execute and deliver the Subsidiary Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the Obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement, in each case to the extent that the entering into such Security Agreement or Subsidiary Guaranty is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 7.13 to be in form and substance reasonably satisfactory to the Agent and the Required Banks.

            SECTION 8. Negative Covenants. The Borrower hereby covenants and agrees that as of the Effective Date and thereafter for so long as this Agreement is in effect and until the Total Revolving Loan Commitment has terminated, no Letters of Credit (other than Letters of Credit, together with all Fees that have accrued and will accrue thereon through the stated termination date of such Letters of Credit, which have been supported in a manner satisfactory to the Letter of Credit Issuer in its sole and absolute discretion) or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations (other than any indemnities described in Section 12.13 hereof which are not then due and payable) incurred hereunder, are paid in full:

            8.01 Changes in Business. The Borrower and its Subsidiaries will not engage in any business other than the business engaged in by the Borrower and its Subsidiaries as of the Effective Date and activities directly related thereto, and ancillary, complimentary, similar or reasonably related businesses.

            8.02 Consolidation, Merger, Sale or Purchase of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than inventory in the ordinary course of business), or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

            (a) the Borrower and its Subsidiaries may lease as lessee or lessor or license as licensee or licensor real or personal property in the ordinary course of business and otherwise in compliance with this Agreement, so long as any such lease or license by the Borrower or any of its Subsidiaries in its capacity as lessor or licensor, as the case may be, does not prohibit the granting of a Lien by the Borrower or any of its Subsidiaries pursuant to the Mortgages in the real property covered by such lease or pursuant to the Security Agreement in the personal property covered by such lease or license, as the case may be;

            (b) Capital Expenditures by the Borrower and its Subsidiaries to the extent not in violation of Section 8.08;

            (c) the advances, investments and loans permitted pursuant to
      Section 8.05;

            (d) the Borrower and its Subsidiaries may sell or discount, in each case without recourse, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

            (e) the Borrower and its Subsidiaries may sell or exchange specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 180 days of such sale or exchange in the acquisition of) replacement items of equipment which are, in the reasonable business judgment of the Borrower and its Subsidiaries, the functional equivalent of the item of equipment so sold or exchanged;

            (f) the Borrower and its Subsidiaries may, in the ordinary course of business, license, as licensee or licensor, patents, trademarks, copyrights and know-how to or from third Persons and to one another so long as any such license by the Borrower or any of its Subsidiaries in its capacity as licensor is permitted to be assigned pursuant to the Security Agreement (to the extent that a security interest in such patents, trademarks, copyrights and know-how is granted thereunder) and does not otherwise prohibit the granting of a Lien by the Borrower or any of its Subsidiaries pursuant to the Security Agreement in the intellectual property covered by such license;

            (g) any Foreign Subsidiary may be merged with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Subsidiary so long as (i) such Wholly-Owned Foreign Subsidiary is the sur-viving corporation of any such merger, dissolution or liquidation and (ii) in each case at least 65% of the total combined voting power of all classes of capital stock of all first-tier Foreign Subsidiaries are pledged pursuant to the Pledge Agreement;

            (h) the assets of any Foreign Subsidiary may be transferred to the Borrower or any of its Wholly-Owned Domestic Subsidiaries, and any Foreign Subsidiary may be merged with and into, or be dissolved or liquidated into, the Borrower or any of its Wholly-Owned Domestic Subsidiaries so long as the Borrower or such Wholly-Owned Domestic Subsidiary is the surviving corporation of any such merger, dissolution or liquidation;

            (i) the Borrower and its Subsidiaries may sell or otherwise transfer inventory to their respective Subsidiaries for resale by such Subsidiaries, and Subsidiaries of the Borrower may sell or otherwise transfer inventory to the Borrower for resale by the Borrower, so long as the security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Agreement in the inventory so transferred (or the proceeds thereof, in the case of a transfer to a Foreign Subsidiary) shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

            (j) each of the Borrower and its Subsidiaries may sell assets, provided that (x) the aggregate sale proceeds from all assets subject to such sales pursuant to this clause (j) shall not exceed $5,000,000 in any fiscal year of the Borrower, (y) any such asset sale is for at least 80% in cash and at fair market value (as determined in good faith by the Board of Directors or senior management of the Borrower) and (z) the Net Proceeds therefrom are either applied to reduce the Total Revolving Loan Commitment as provided in Section 3.03(b) or reinvested to the extent permitted by Section 3.03(b);

            (k) each of the Borrower and its Subsidiaries may sell other assets, provided that the aggregate sale proceeds from all assets subject to such sales pursuant to this clause (k) shall not exceed $100,000 in any fiscal year of the Borrower;

            (l) any Domestic Subsidiary of the Borrower may transfer assets (other than inventory) to the Borrower or to any other Wholly-Owned Domestic Subsidiary of the Borrower so long as the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

            (m) any Wholly-Owned Domestic Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, the Borrower so long as
      (i) the

      Borrower is the surviving corporation of such merger, dissolution or liquidation and (ii) the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Wholly-Owned Domestic Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger);

            (n) any Domestic Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, any Wholly-Owned Domestic Subsidiary of the Borrower so long as (i) such Wholly-Owned Domestic Subsidiary of the Borrower is the surviving corporation of such merger, dissolution or liquidation and (ii) the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Domestic Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

            (o) the Borrower and its Subsidiaries may, in the ordinary course of business, sell, transfer or otherwise dispose of assets (including, without limitation, patents, trademarks, copyrights and know-how) which, in the reasonable judgment of the Borrower or such Subsidiary, are determined to be uneconomical, negligible or obsolete in the conduct of its business;

            (p) so long as no Default or Event of Default then exists or would result therefrom, the Borrower and its Wholly-Owned Subsidiaries may acquire the assets or the capital stock of any Person (any such acquisition permitted by this clause (p), a "Permitted Acquisition"), provided, that (i) no Default or Event of Default then exists or would result therefrom, (ii) such Person (or the assets so acquired) was, immediately prior to such acquisition, engaged (or used) primarily in the businesses permitted pursuant to Section 8.01, (iii) if such acquisition is structured as a stock acquisition, then either (A) the Person so acquired becomes a Wholly-Owned Subsidiary of the Borrower or (B) such Person is merged with and into the Borrower or a Wholly-Owned Subsidiary of the Borrower (with the Borrower or such Wholly-Owned Subsidiary, as the case may be, being the surviving corporation of such merger), and in any case, all of the provisions of Section 8.14 have been complied with in respect of such Person, (iv) any Liens or Indebtedness assumed or issued in connection with such acquisition are otherwise permitted under Section
      8.03 or 8.04, as the case may be, (v) the only consideration paid in connection with such Permitted Acquisition consists of cash, common stock of the Borrower, Qualified Preferred Stock, Qualified PIK Debt Securities and/or cash earn-out, non-compete or deferred compensation arrangements,
      (vi) at least 10 Business Days prior to the consummation of any Permitted Acquisition, the Borrower shall deliver to the Agent and each of the Banks a certificate of the Borrower's Chief Financial Officer certifying (and showing the calculations therefor in reasonable detail) that the Borrower would have been in compliance with the financial covenants set forth in Section 8.09, 8.10 and 8.11 for the Test Period than most recently ended prior to the date of the consummation of such Permitted Acquisition, in each case with such financial covenants to be determined on a Pro Forma Basis as if such Permitted Acquisition had been consummated on the first day of such Test Period and (vii) the aggregate amount expended (including the fair market value of all common stock and Qualified Preferred Stock and the maximum amount payable in connection with any earn-out, non-compete or deferred compensation arrangements) in connection with all such Permitted Acquisitions consummated after the Effective Date shall not exceed $30,000,000 (not more than $15,000,000 of which may be in the form of cash);

            (q) the Borrower and its Wholly-Owned Domestic Subsidiaries may contribute cash to one or more Wholly-Owned Domestic Subsidiaries formed after the Effective Date in accordance with Section 8.14, so long as the aggregate amount of such cash so contributed to all such Domestic Subsidiaries does not exceed $1,000,000;

            (r) the Borrower and its Domestic Subsidiaries may transfer assets (other than inventory) to Wholly-Owned Foreign Subsidiaries so long as the aggregate fair market value of all such assets so transferred (determined in good faith by the Board of Directors or senior management of the Borrower) to all such Foreign Subsidiaries, when added to (x) the aggregate outstanding principal amount of Indebtedness under Section 8.04(j), (y) the aggregate outstanding principal amount of Intercompany Loans made to Foreign Subsidiaries by the Borrower and its Domestic Subsidiaries under Section 8.05(g) and (z) the aggregate amount of contributions, capitalizations and forgiveness theretofore made pursuant to Section 8.05(j), does not exceed $30,000,000;

            (s) the Borrower may make a one-time election to merge with and into a newly formed direct Wholly-Owned Subsidiary of the Borrower incorporated under the laws of the State of Delaware solely for the purpose of reincorporating the Borrower in the State of Delaware, provided that, (i) such Wholly-Owned Subsidiary shall not have any liabilities, contingent or otherwise, at the time of, and immediately prior to giving effect to, such merger, (ii) the surviving Wholly-Owned Subsidiary shall, immediately upon completion of such merger, change its name to MCMS, Inc., (iii) such Wholly-Owned Subsidiary shall assume all obligations and responsibilities of the Borrower hereunder and shall become the Borrower for all purposes under this Agreement and the other Credit Documents, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent, and (iv) the security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of the

      Borrower shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger); and

            (t) the Transaction shall be permitted.

To the extent the Required Banks waive the provisions of this Section 8.02 with respect to the sale or other disposition of any Collateral, or any Collateral is sold or disposed of as permitted by this Section 8.02 (and such Collateral is permitted to be released from the Liens created by the respective Security Document), such Collateral in each case shall be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and the Agent shall take such actions (including, without limitation, directing the Collateral Agent to take such actions) as are appropriate in connection therewith.

            8.03 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to the Borrower or any of its Subsidiaries) or assign any right to receive income, except for the following (collectively, the "Permitted Liens"):

            (a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

            (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers', warehousemen's and mechanics' Liens, statutory landlord's Liens, and other similar Liens arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

            (c) Liens created by or pursuant to this Agreement and the Security Documents;

            (d) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Annex VIII, without giving effect to any extensions or renewals thereof;

            (e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.09;

            (f) Liens incurred or deposits made (x) in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money) and (y) to secure the performance of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices;

            (g) licenses, leases or subleases granted to third Persons not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

            (h) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

            (i) Liens arising from precautionary UCC financing statements regarding operating leases permitted by this Agreement;

            (j) any interest or title of a licensor, lessor or sublessor under any lease permitted by this Agreement;

            (k) Permitted Encumbrances;

            (l) Liens arising pursuant to purchase money mortgages, Capital Leases or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Effective Date, provided that (i) any such Liens attach only to the assets so purchased,
      (ii) the Indebtedness secured by any such Lien does not exceed 100%, nor is less than 80%, of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (iii) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 8.04(e);

            (m) Liens securing Indebtedness of Foreign Subsidiaries permitted to be incurred pursuant to Section 8.04(j), so long as any such Lien attaches only to the assets of the respective Foreign Subsidiary that has incurred such Indebtedness;

            (n) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 8.04(i) and (ii) such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries; and

            (o) additional Liens incurred by the Borrower and its Subsidiaries so long as the value of the property subject to such Liens, and the Indebtedness and other obligations secured thereby, do not exceed $250,000.

            8.04 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

            (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

            (b) Existing Indebtedness outstanding on the Initial Borrowing Date and listed on Annex VI, without giving effect to any subsequent extension, renewal or refinancing thereof;

            (c) Indebtedness of the Borrower incurred under the Subordinated Notes and the other Subordinated Note Documents in an aggregate principal amount not to exceed $175,000,000 (as reduced by any repayments or prepayments of principal thereof);

            (d) Indebtedness under Interest Rate Protection Agreements entered into to protect the Borrower against fluctuations in interest rates in respect of the Obligations;

            (e) Capitalized Lease Obligations and Indebtedness of the Borrower and its Subsidiaries incurred pursuant to purchase money Liens, provided, that (x) all such Capitalized Lease Obligations are permitted under
      Section 8.08 and (y) the sum of (i) the aggregate Capitalized Lease Obligations incurred in any fiscal year plus (ii) the aggregate principal amount of such purchase money Indebtedness incurred in such fiscal year shall not exceed $4,000,000;

            (f) Indebtedness constituting Intercompany Loans to the extent permitted by Section 8.05(g);

            (g) Indebtedness under Other Hedging Agreements providing protection against fluctuations in currency values in connection with the Borrower's or any of its Subsidiaries' operations so long as management of the Borrower or such Subsidiary, as the case may be, has determined that the entering into of such Other Hedging Agreements are bona fide hedging activities;

            (h) Indebtedness consisting of guaranties (x) by the Borrower of Indebtedness, leases and other obligations permitted to be incurred by Wholly-Owned Domestic Subsidiaries, (y) by Domestic Subsidiaries of Indebtedness, leases and other obligations permitted to be incurred by the Borrower or other Wholly-Owned Domestic Subsidiaries and (z) by Foreign Subsidiaries of Indebtedness, leases and other obligations permitted to be incurred by other Wholly-Owned Foreign Subsidiaries;

            (i) Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (i) such Indebtedness was not incurred in connection with or in anticipation of such Permitted Acquisition, (ii) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (j), and (iii) at the time of such Permitted Acquisition such Indebtedness does not exceed 10% of the total value of the assets of the Subsidiary so acquired, or of the asset so acquired, as the case may be;

            (j) Indebtedness of Foreign Subsidiaries under lines of credit extended by third Persons to any such Foreign Subsidiary the proceeds of which Indebtedness are used for such Foreign Subsidiary's working capital purposes, provided that the aggregate principal amount of all such Indebtedness outstanding at any time for all Foreign Subsidiaries shall not exceed (1) $5,000,000 or (2) when added to (x) the aggregate amount of assets transferred to Foreign Subsidiaries pursuant to Section 8.02(r),
      (y) the aggregate outstanding principal amount of Intercompany Loans made by the Borrower and its Domestic Subsidiaries to Foreign Subsidiaries under Section 8.05(g) and (z) the aggregate amount of contributions, capitalizations and forgiveness made pursuant to Section 8.05(j), $30,000,000;

            (k) Indebtedness of the Borrower under the Shareholder Subordinated Notes;

            (l) Indebtedness of the Borrower evidenced by Qualified PIK Debt Securities issued as consideration for, and pursuant to, a Permitted Acquisition under Section 8.02(p) plus the amount of interest on such Qualified PIK Debt Securities paid in kind or through accretion or capitalization, provided that the aggregate principal amount of all Qualified PIK Debt Securities shall not exceed $5,000,000 plus the amount of interest on such Qualified PIK Debt Securities paid in kind or through accretion or capitalization;

            (m) obligations of the Borrower in connection with earn-out, non-compete or deferred compensation arrangements entered into pursuant to
      Section 8.02(p); and

            (n) additional Indebtedness of the Borrower and its Subsidiaries not otherwise permitted hereunder not exceeding $500,000 in aggregate principal amount at any time outstanding.

            8.05 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or purchase or own a futures contract or other wise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash, Cash Equivalents or Foreign Cash Equivalents, except:

            (a) the Borrower and its Subsidiaries may invest in cash and Cash Equivalents, and Foreign Subsidiaries may invest in Foreign Cash Equivalents;

            (b) the Borrower and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

            (c) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

            (d) Interest Rate Protection Agreements entered into in compliance with Section 8.04(d) shall be permitted;

            (e) the Borrower may acquire and hold obligations of one or more officers or other employees of the Borrower or its Subsidiaries in connection with such officers' or employees' acquisition of shares of capital stock of the Borrower or options to purchase shares of capital stock of the Borrower so long as no cash is paid by the Borrower or any of its Subsidiaries in connection with the acquisition of any such obligations;

            (f) deposits made in the ordinary course of business consistent with past practices to secure the performance of leases shall be permitted;

            (g) the Borrower and its Subsidiaries may maintain and make intercompany loans and advances between or among one another ("Intercompany Loans"), provided, that (w) at no time shall the aggregate outstanding principal amount of Intercompany Loans made pursuant to this clause (g) by the Borrower and its Domestic Subsidiaries to Foreign Subsidiaries, when added to the sum of (x) the aggregate amount of all assets transferred to Foreign Subsidiaries pursuant to Section 8.02(r),
      (y) the aggregate outstanding principal amount of Indebtedness under
      Section 8.04(j) and (z) the amount of contributions, capitalizations and forgiveness theretofore made pursuant to Section 8.05(j), exceed $30,000,000 (determined without regard to any write-downs or write-offs of such loans and advances), (x) each Intercompany Loan made by a Foreign Subsidiary to the Borrower or a Domestic Subsidiary shall contain the subordination provisions set forth on Exhibit I, (y) each Intercompany Loan shall be evidenced by an Intercompany Note and (z) each such Intercompany Note (other than (1) Intercompany Notes issued by Foreign Subsidiaries to the Borrower or Domestic Subsidiaries and (2) Intercompany Notes held by Foreign Subsidiaries (except, in either case, to the extent otherwise required to be pledged pursuant to Section 7.13)) shall be pledged to the Collateral Agent pursuant to the Pledge Agreement;

            (h) loans and advances by the Borrower and its Subsidiaries to employees of the Borrower and its Subsidiaries for moving and travel expenses and other similar expenses, in each case incurred in the ordinary course of business, in an aggregate outstanding principal amount not to exceed $350,000 at any time (determined without regard to any write-down or write-offs of such loans and advances) shall be permitted;

            (i) Other Hedging Agreements may be entered into in compliance with
      Section 8.04(g);

            (j) the Borrower and its Domestic Subsidiaries may make cash capital contributions to Foreign Subsidiaries, and may capitalize or forgive any Indebtedness owed to them by a Foreign Subsidiary and outstanding under clause

      (g) of this Section 8.05, provided that the aggregate amount of such contributions, capitalizations and forgiveness made pursuant to this clause (j) shall not exceed an amount which, when added to (x) the aggregate amount of all assets transferred to Foreign Subsidiaries pursuant to Section 8.02(r), (y) the aggregate outstanding principal amount of Indebtedness under Section 8.04(j) and (z) the aggregate outstanding principal amount of Intercompany Loans made by the Borrower and its Domestic Subsidiaries to Foreign Subsidiaries under clause (g) of this Section 8.05, equals $30,000,000 (determined without regard to any write-downs or write-offs thereof);

            (k) the Borrower and its Subsidiaries may hold additional investments in their respective Subsidiaries to the extent that such investments reflect an increase in the value of such Subsidiaries;

            (l) the Borrower and its Subsidiaries may make transfers of assets to their respective Subsidiaries in accordance with Section 8.02(g), (h),
      (i), (l) and (r);

            (m) advances, loans and investments in existence on the Effective Date and listed on Annex IX shall be permitted, without giving effect to any additions thereto or replacements thereof (except those additions or replacements which are existing obligations as of the Effective Date);

            (n) the Borrower and its Subsidiaries may acquire and hold debt and/or equity securities as partial consideration for a sale of assets pursuant to Section 8.02(j) or (k) to the extent permitted by any such Section;

            (o) Permitted Acquisitions shall be permitted in accordance with
      Section 8.02(p); and

            (p) in addition to investments permitted by clauses (a) through (o) above, so long as no Default or Event of Default then exists or would result therefrom, the Borrower and its Subsidiaries may make additional loans, advances and investments to or in a Person so long as the aggregate amount of all such loans, advances or investments does not exceed $500,000 (determined without regard to any write-downs or write-offs thereof and net of cash repayments of principal in the case of loans and cash equity returns (whether as a dividend or redemption) in the case of equity investments), provided that neither the Borrower nor any of its Subsidiaries may make or own any investment in Margin Stock.

            8.06 Dividends, etc. The Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any dividends (other than dividends payable solely in common stock of the Borrower) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock, now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, and the Borrower will not permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of the Borrower or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing "Dividends"), except that:

            (i) the Recapitalization shall be permitted;

            (ii) any Subsidiary of the Borrower may pay Dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower; and

            (iii) the Borrower may redeem or purchase shares of its capital stock (other than Exchangeable Preferred Stock) or options to purchase its capital stock (other than Exchangeable Preferred Stock) held by former employees of the Borrower or any of its Subsidiaries following the termination of their employment, provided that (x) the only consideration paid by the Borrower in respect of such redemptions and/or purchases shall be cash and/or Shareholder Subordinated Notes, (y) the sum of (1) the aggregate amount of cash paid by the Borrower in respect of all such redemptions and/or purchases plus (2) the aggregate amount of all principal and interest payments made on Shareholder Subordinated Notes, shall not exceed $750,000 in any fiscal year of the Borrower, provided that such amount shall be increased by an amount equal to the net cash proceeds received by the Borrower after the Effective Date from the sale or issuance of capital stock of the Borrower to management of the Borrower or any of its Subsidiaries (less the amount of such net cash proceeds previously applied to redeem or purchase capital stock of the Borrower pursuant to this Section 8.06(iii)) and (z) at the time of any payment permitted to be made pursuant to this Section 8.06, no Default or Event of Default shall then exist or result therefrom;

            (iv) the Borrower may pay regularly scheduled Dividends on the Preferred Stock and Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional shares of such Preferred Stock or Qualified Preferred Stock, as the case may be, or by an increase in the liquidation preference thereof; and

            (v) the Borrower may issue its common stock to holders of Preferred Stock (other than Exchangeable Preferred Stock), preferred stock which is substantially similar to the Preferred Stock (other than Exchangeable Preferred

      Stock) and Qualified Preferred Stock, in each case upon the conversion thereof in accordance with the terms thereof;

            8.07 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate; provided, that the following shall in any event be permitted: (i) the Transaction; (ii) loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 8.02,
8.04 and 8.05; (iii) the payment on the Effective Date of one time consulting fees to Cornerstone Equity Investors, L.L.C. and/or any Related Party in an aggregate amount (for Cornerstone Equity Investors, L.L.C. and all such Related Parties taken together) not to exceed $2,750,000 (plus reasonable out-of-pocket expenses incurred by Cornerstone Equity Investors, L.L.C. and all such Related Parties in providing services to the Borrower in connection with the Transaction); (iv) the payment of reasonable out-of-pocket expenses incurred by Cornerstone Equity Investors, L.L.C. and the Related Parties in providing services to the Borrower from time to time; (v) the payment of management fees to Cornerstone Equity Investors, L.L.C. and/or Related Parties in an aggregate amount (for all such Persons taken together) not to exceed $250,000 in any fiscal year of the Borrower, provided that no amount may be paid pursuant to this clause (v) at a time when an Event of Default exists; (vi) the Borrower may pay customary fees to, and the out-of-pocket expenses of, its Board of Directors and may provide customary indemnities for the benefit of members of its Board of Directors; and (vii) the payment by the Borrower, in connection with any acquisition, divestiture or financing transaction that is consummated, of a transaction fee to Cornerstone Equity Investors, L.L.C. and/or any Related Party in an aggregate amount (for all such Persons taken together) not to exceed 1% of the aggregate value of any such transaction.

            8.08 Capital Expenditures. (a) The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that during any fiscal year of the Borrower set forth below, the Borrower and its Subsidiaries may make Capital Expenditures in an aggregate amount not to exceed the amount set forth opposite such fiscal year below:

               Fiscal Year
            ending on or about                     Amount
            ------------------                     ------

            August 31, 1998                     $18,800,000
            August 31, 1999                     $17,500,000
            August 31, 2000                     $30,000,000

               Fiscal Year
            ending on or about                     Amount
            ------------------                     ------

            August 31, 2001                     $35,300,000
            August 31, 2002                     $42,500,000
            August 31, 2003                     $50,800,000

            (b) Notwithstanding the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a) above in any fiscal year of the Borrower (before giving effect to any increase in such amount pursuant to this clause (b)) is greater than the amount of such Capital Expenditures made by the Borrower and its Subsidiaries during such fiscal year, such excess (the "Rollover Amount") may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year of the Borrower, provided that in no event shall the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries during any fiscal year pursuant to Section 8.08(a) and this Section 8.08(b) exceed 125% of the amount permitted to be made in such fiscal year pursuant to Section 8.08(a).

            (c) Notwithstanding the foregoing, the Borrower and its Subsidiaries may make Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (a)) in connection with any Permitted Acquisition.

            (d) Notwithstanding the foregoing, the Borrower and its Subsidiaries may make Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (a)) with the proceeds of Asset Sales to the extent such proceeds do not result in a reduction of the Total Revolving Loan Commitment pursuant to Section 3.03(b).

            (e) Notwithstanding the foregoing, the Borrower and its Subsidiaries may make Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (a)) with the insurance proceeds received by the Borrower or any of its Subsidiaries from any Recovery Event so long as such Capital Expenditures are to replace or restore any properties or assets in respect of which such proceeds were paid within one year following the date of the receipt of such insurance proceeds to the extent such insurance proceeds do not result in a reduction of the Total Revolving Loan Commitment pursuant to Section 3.03(d).

            (f) Notwithstanding the foregoing, the Borrower and its Subsidiaries may make Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (a)) relating to its "Year 2000 Problem" Baan project during its fiscal years ending on or about August 31, 1998 and August 31, 1999, provided that the aggregate amount of Capital Expenditures made pursuant to this clause (f) shall not exceed $10,400,000.

            8.09 Minimum Consolidated EBITDA. The Borrower will not permit Consolidated EBITDA for any Test Period ending on the last day of a fiscal quarter of the Borrower set forth below to be less than the amount set forth opposite such fiscal quarter below:

              Fiscal Quarter
            Ending on or about                  Amount
            ------------------                  ------

            May 31, 1998                        $31,700,000
            August 31, 1998                     $31,800,000
            November 30, 1998                   $31,900,000
            February 28, 1999                   $35,600,000
            May 31, 1999                        $38,200,000
            August 31, 1999                     $39,100,000
            November 30, 1999                   $40,900,000
            February 28, 2000                   $44,100,000
            May 31, 2000                        $46,600,000
            August 31, 2000                     $49,700,000
            November 30, 2000                   $52,400,000
            February 28, 2001                   $55,300,000
            May 31, 2001                        $58,200,000
            August 31, 2001                     $61,300,000
            November 30, 2001                   $64,600,000
            February 28, 2002                   $68,100,000
            May 31, 2002                        $71,700,000
            August 31, 2002                     $75,500,000
            November 30, 2002                   $77,400,000
            February 28, 2003                   $79,400,000

            8.10 Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of the Borrower set forth below to be less than the ratio set forth opposite such fiscal quarter below:

              Fiscal Quarter
             Ending on or about                  Ratio
             ------------------                  -----

             May 31, 1998                       1.8:1.0
             August 31, 1998                    1.8:1.0

              Fiscal Quarter
             Ending on or about                  Ratio
             ------------------                  -----

             November 30, 1998                  1.8:1.0
             February 28, 1999                  2.0:1.0
             May 31, 1999                       2.1:1.0
             August 31, 1999                    2.2:1.0
             November 30, 1999                  2.3:1.0
             February 28, 2000                  2.4:1.0
             May 31, 2000                       2.5:1.0
             August 31, 2000                    2.7:1.0
             November 30, 2000                  2.8:1.0
             February 28, 2001                  3.0:1.0
             May 31, 2001                       3.1:1.0
             August 31, 2001                    3.3:1.0
             Thereafter                         3.5:1.0

            8.11 Leverage Ratio. The Borrower will not permit the Leverage Ratio at any time during a period set forth below to be more than the ratio set forth opposite such period below:

                        Period                   Ratio
                        ------                   -----

             The Effective Date to but not
             including the last day of the
             Borrower's fiscal quarter
             ending on or about
             February 28, 1999                  5.7:1.0

             Thereafter to but not including
             the last day of the Borrower's
             fiscal quarter ending on or
             about May 31, 1999                 5.1:1.0

             Thereafter to but not including
             the last day of the Borrower's
             fiscal quarter ending on or
             about August 31, 1999              4.8:1.0

                        Period                   Ratio
                        ------                   -----

             Thereafter to but not including
             the last day of the Borrower's
             fiscal quarter ending on or
             about  November 31, 1999           4.7:1.0

             Thereafter to but not including
             the last day of the Borrower's
             fiscal quarter ending on or
             about February 28, 2000            4.6:1.0

             Thereafter to but not including
             the last day of the Borrower's
             fiscal quarter ending on or
             about May 31, 2000                 4.3:1.0

             Thereafter to but not including
             the last day of the Borrower's
             fiscal quarter ending on or
             about  August 31, 2000             4.1:1.0

             Thereafter to but not including
             the last day of the Borrower's
             fiscal quarter ending on or
             about November 30, 2000            3.9:1.0

             Thereafter to but not including
             the last day of the Borrower's
             fiscal quarter ending on or
             about February 28, 2001            3.7:1.0

             Thereafter to but not including
             the last day of the Borrower's
             fiscal quarter ending on or
             about  May 31, 2001                3.6:1.0

             Thereafter to but not including
             the last day of the Borrower's
             fiscal quarter ending on or
             about August 31, 2001              3.4:1.0

                        Period                   Ratio
                        ------                   -----

             Thereafter to but not including
             the last day of the Borrower's
             fiscal quarter ending on or
             about November 30, 2001            3.2:1.0

             Thereafter to but not including
             the last day of the Borrower's
             fiscal quarter ending on or
             about February 28, 2002            3.1:1.0

             Thereafter to but not including
             the last day of the Borrower's
             fiscal quarter ending on or
             about May 31, 2002                 2.9:1.0

             Thereafter to but not including
             the last day of the Borrower's
             fiscal quarter ending on or
             about August 31, 2002              2.8:1.0

             Thereafter                         2.75:1.0

            8.12 Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Issuance of Capital Stock; etc. The Borrower will not, and will not permit any of its Subsidiaries to:

            (i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) any Subordinated Note or any Shareholder Subordinated Note, provided that the Series B Subordinated Notes may be issued in exchange for the Series A Subordinated Notes in accordance with the terms of the Subordinated Note Documents;

           (ii) make (or give any notice in respect of) any prepayment or redemption of any Subordinated Note as a result of any asset sale, change of control or similar event (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due any Subordinated Note), provided that the Borrower may redeem or repurchase Subordinated Notes with the net cash proceeds from any public offering of its common stock;

            (iii) amend, modify or change, or permit the amendment or modification of, any provision of any Subordinated Note Document, any Shareholder Subordinated Note or any other document relating to the foregoing (other than any amendment or modification of any Shareholder Subordinated Note which extends the maturity thereof or reduces the rate of interest thereon, in either case so long as no consideration is paid by the Borrower or any of its Subsidiaries in connection therewith);

            (iv) amend, modify or change in any way adverse to the interests of the Banks, any Management Agreement, the terms of any Tax Allocation Agreement, its Certificate of Incorporation (including, without limitation, by the filing or modification of any certificate of designation) or By-Laws, or any agreement entered into by it with respect to its capital stock (including any Shareholders' Agreement) or enter into any new agreement with respect to its capital stock, in each case, which would be adverse to the interests of the Banks (it being understood and agreed that the Borrower may amend its Certificate of Incorporation and By-Laws in order to effect the reincorporation of the Borrower permitted by Section 8.02(s)); and

            (v) issue any class of capital stock other than (x) non-redeemable common stock and (y) in the case of the Borrower, (1) the issuance on the Effective Date of the Capital Stock, (2) the issuance of Qualified Preferred Stock in connection with and as consideration for a Permitted Acquisition in accordance with Section 8.02(p), (3) the issuance of Preferred Stock and Qualified Preferred Stock in accordance with Section 8.06(iv) and (4) the issuance of additional shares of Preferred Stock (other than Exchangeable Preferred Stock) or other preferred stock which is substantially similar to the Preferred Stock (other than the Exchangeable Preferred Stock.)

            8.13 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or a Subsidiary of the Borrower, (b) make loans or advances to the Borrower or any of the

Borrower' Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary of the Borrower, (iv) customary provisions restricting assignment of any licensing agreement entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business, (v) the Subordinated Note Documents, (vi) the Existing Indebtedness Agreements, and
(vii) customary provisions restricting the transfer of assets subject to Liens permitted under Section 8.03(l), (m) and (n).

            8.14 Limitation on the Creation of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary; provided that, the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish or create Wholly-Owned Subsidiaries so long as (i) at least 30 days' prior written notice thereof (or such shorter period of time as is acceptable to the Agent) is given to the Agent, (ii) the capital stock of each such new Subsidiary is pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, represent ing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent, (iii) each such new Subsidiary (other than a Foreign Subsidiary except to the extent otherwise required pursuant to Section 7.13) executes a counterpart of the Subsidiary Guaranty, the Pledge Agreement and the Security Agreement, and (iv) to the extent requested by the Agent or the Required Banks, the Borrower takes, or causes its Subsidiaries to take, all actions required pursuant to Section 7.11. In addition, at the request of the Agent, each new Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Effective Date.

            8.15 Designated Senior Debt. The Borrower will not, and will not permit any of its Subsidiaries to, designate any Indebtedness (other than the Obligations) as "Designated Senior Debt" for purposes of, and as defined in, the Subordinated Note Indenture.

            SECTION 9. Events of Default. Upon the occurrence of any of the following specified events (each, an "Event of Default"):

            9.01 Payments. The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any Unpaid Drawing, any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

            9.02 Representations, etc. Any representation, warranty or statement made by the Borrower or any other Credit Party herein or in any other Credit Document or in any statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

            9.03 Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in
Section 7.01(f)(x), 7.10, 7.11 or 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Agent or the Required Banks; or

            9.04 Default Under Other Agreements. (a) The Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or (b) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; provided, that it shall not constitute an Event of Default pursuant to clause
(a) or (b) of this Section 9.04 unless the principal amount of any one issue of such Indebtedness, or the aggregate amount of all such Indebtedness referred to in clauses (a) and (b) above, exceeds $5,000,000 at any one time; or

            9.05 Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries; or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries; or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

            9.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or
Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph
(b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following thirty (30) days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971,
or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) which lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Required Banks, has had, or could reasonably be expected to have a Material Adverse Effect; or

            9.07 Security Documents. (a) Except in each case to the extent resulting from the failure of the Collateral Agent to retain possession of the applicable Pledged

Securities, any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby in favor of the Collateral Agent, or
(b) any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond any cure or grace period specifically applicable thereto pursuant to the terms of such Security Document; or

            9.08 Subsidiary Guaranty. The Subsidiary Guaranty or any provision thereof shall cease to be in full force and effect, or any Subsidiary Guarantor or any Person acting by or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor's obligations under the Subsidiary Guaranty or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiary Guaranty; or

            9.09 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability (not paid or not fully covered by insurance) in excess of $5,000,000 for all such judgments and decrees and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

            9.10 Ownership. A Change of Control Event shall have occurred;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent shall, upon the written request of the Required Banks, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Bank to enforce its claims against any Subsidiary Guarantor or the Borrower, except as otherwise specifically provided for in this Agreement (provided, that if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Loan Commitment terminated, whereupon the Revolving Loan Commitment of each Bank shall forthwith terminate immediately and any Commitment Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder (including Unpaid Drawings) to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; and (v) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any

Event of Default specified in Section 9.05, to pay) to the Collateral Agent at the Payment Office such additional amounts of cash, to be held as security for the Borrower's reimbursement obligations in respect of Letters of Credit then outstanding, equal to the aggregate Stated Amount of all Letters of Credit then outstanding.

            SECTION 10. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

            "Additional Security Documents" shall have the meaning provided in
Section 7.11.

            "Adjusted Certificate of Deposit Rate" shall mean, on any day, the sum (rounded to the nearest 1/100 of 1%) of (1) the rate obtained by dividing
(x) the most recent weekly average dealer offering rate for negotiable certificates of deposit with a three-month maturity in the secondary market as published in the most recent Federal Reserve System publication entitled "Select Interest Rates," published weekly on Form H.15 as of the date hereof, or if such publication or a substitute containing the foregoing rate information shall not be published by the Federal Reserve System for any week, the weekly average offering rate determined by the Agent on the basis of quotations for such certificates received by it from three certificate of deposit dealers in New York of recognized standing or, if such quotations are unavailable, then on the basis of other sources reasonably selected by the Agent, by (y) a percentage equal to 100% minus the stated maximum rate of all reserve requirements as specified in Regulation D applicable on such day to a three-month certificate of deposit of a member bank of the Federal Reserve System in excess of $100,000 (including, without limitation, any marginal, emergency, supplemental, special or other reserves), plus (2) the then daily net annual assessment rate as estimated by the Agent for determining the current annual assessment payable by BTCo to the Federal Deposit Insurance Corporation for insuring three month certificates of deposit.

            "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or in directly, the power (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

            "Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Agent appointed pursuant to Section 11.10.

            "Agreement" shall mean this Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.

            "Applicable Base Rate Margin" shall mean a percentage per annum equal to 1.75%, less the then applicable Reduction Discount.

            "Applicable Commitment Fee Percentage" shall mean 1/2 of 1% less the then applicable Reduction Discount.

            "Applicable Eurodollar Margin" shall mean a percentage per annum equal to 2.75%, less the then applicable Reduction Discount.

            "Applicable Period" shall mean each period which shall commence on a date on which the financial statements are delivered pursuant to Section 7.01(b) or (c), as the case may be, and which shall end on the earlier of (i) the date of actual delivery of the next financial statements pursuant to Section 7.01(b) or (c), as the case may be, and (ii) the latest date on which the next financial statements are required to be delivered pursuant to Section 7.01(b) or (c), as the case may be.

            "Asset Sale" shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any Wholly-Owned Subsidiary of the Borrower of any asset (including, without limitation, any capital stock or other securities of another Person, but excluding the sale by such Person of its own capital stock) of the Borrower or such Subsidiary other than (i) sales, transfers or other dispositions of inventory made in the ordinary course of business and (ii) sales of assets pursuant to Sections 8.02(a), (d), (e), (f), (g), (h), (i), (k), (l), (o) or
(r).

            "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit J (appropriately completed).

            "Authorized Officer" shall mean, as to any Person, the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Controller or the Secretary or any other senior officer of such Person designated as such in writing to the Agent by such Person, in each case to the extent reasonably acceptable to the Agent.

            "Bank" shall have the meaning provided in the first paragraph of this Agreement.

            "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 2.04(c) or (ii) a Bank having notified the Agent and/or the Borrower that it does not intend to comply with the obligations under Section 1.01(a), 1.01(c) or 2.04(c), in the case of either clause (i) or (ii) above as a result of the appointment of a receiver or conservator with respect to such Bank at the direction or request of any regulatory agency or authority.

            "Bankruptcy Code" shall have the meaning provided in Section 9.05.

            "Base Rate" at any time shall mean the highest of (x) the rate which is 1/2 of 1% in excess of the Adjusted Certificate of Deposit Rate, (y) the rate which is 1/2 of 1% in excess of the Federal Funds Rate and (z) the Prime Lending Rate.

            "Base Rate Loan" shall mean each Loan bearing interest at the rates provided in Section 1.08(a).

            "Borrower" shall have the meaning provided in the first paragraph of this Agreement, and shall also include any successor corporation pursuant to a merger permitted under Section 8.02(s).

            "Borrowing" shall mean and include (i) the borrowing of Swingline Loans from BTCo on a given date and (ii) the borrowing of one Type of Revolving Loan from all of the Banks on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; provided, that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

            "BTCo" shall mean Bankers Trust Company, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

            "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and
(ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

            "Calculation Period" shall mean the Test Period most recently ended on or prior to the date that any determination is required to be made hereunder on a Pro Forma Basis.

            "Capital Expenditures" shall mean, with respect to any Person, without duplication, all expenditures by such Person which should be capitalized in accordance with GAAP, including, without duplication, all such expenditures with respect to fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with GAAP) and the amount of all Capitalized Lease Obligations incurred by such Person.

            "Capital Lease," as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

            "Capital Stock" shall mean the Common Stock and the Preferred Stock.

            "Capital Stock Financing" shall mean the issuance by the Borrower of shares of its Capital Stock (other than its Exchangeable Preferred Stock) to Cornerstone and certain other investors reasonably acceptable to the Agent on or prior to the Effective Date as part of the Transaction.

            "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

            "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers acceptances of (x) any Bank or (y) any bank whose short-term commercial paper rating from Standard & Poor's Ratings Service ("S&P") is at least A-1 or the equivalent thereof or from Moody's Investors Service Inc. ("Moody's") is at least P-1 or the equivalent thereof (any such bank or Bank, an "Approved Bank"), in each case with maturities of not more than twelve months from the date of acquisition, (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within twelve months after the date of acquisition, (iv) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's and (v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses
(i) through (iv) above.

            "Change of Control Event" shall mean (a) Cornerstone and its Related Parties shall cease to own on a fully diluted basis in the aggregate at least 35% of the economic and voting interest in the Borrower's capital stock, (b) any other Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Effective Date) shall own at any time on a fully diluted basis a percentage of either the economic or the voting interest in the Borrower's capital stock which percentage exceeds the percentage of such interest therein owned by Cornerstone and its Related Parties, (c) the Board of Directors of the Borrower shall cease to consist of the majority of Continuing Directors, or (d) a "change of control," "change of ownership" or similar event shall occur as provided in the Subordinated Note Indenture.

            "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

            "Collateral" shall mean all of the Collateral as defined in each of the Security Documents.

            "Collateral Agent" shall mean the Agent acting as collateral agent for the Secured Creditors.

            "Collective Bargaining Agreements" shall have the meaning provided in Section 5.13(b).

            "Commitment Fee" shall have the meaning provided in Section 3.01(a).

            "Common Stock" shall have the meaning provided in Section 6.14.

            "Consolidated Debt" shall mean, at any time, all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis at such time, provided, that for purposes of this definition, the amount of Indebtedness in respect of Interest Rate Protection Agreements shall be at any time the unrealized net loss portion, if any, of the Borrower and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time.

            "Consolidated EBIT" shall mean, for any period, Consolidated Net Income for such period, before (i) total interest expense (inclusive of amortization of deferred finan-cing fees, premiums on Interest Rate Protection Agreements and any other original issue discount) of the Borrower and its Subsidiaries determined on a consolidated basis, (ii) any non-cash charges deducted in determining Consolidated Net Income for such period and related to the issuance by the Borrower or any of its Subsidiaries of stock, warrants or options to management (or any exercise of any such warrants or options), (iii) provisions for taxes based on income and foreign withholding taxes, (iv) giving effect to any extraordinary gains or losses but with giving effect to gains or losses from sales of assets sold in the ordinary course of business, (v) any non-cash charges in accordance with purchase accounting, (vi) giving effect to start-up costs and duplicative costs incurred in connection with the transition services agreement to which the Borrower is a party as of the Effective Date (not to exceed $200,000 for purposes of this clause (vi)), (vii) giving effect to costs related to the "Year 2000 Problem" Baan project which have not been capitalized (not to exceed $400,000 for purposes of this clause (vii)) and (viii) giving effect to expenses related to the Recapitalization (not to exceed $8,000,000 for purposes of this clause (viii)).

            "Consolidated EBITDA" shall mean, for any period, Consolidated EBIT for such period, adjusted by adding thereto the amount of all depreciation expense and amortization expense that were deducted in determining Consolidated EBIT for such period.

            "Consolidated Interest Expense" shall mean, for any period, total interest expense (including that attributable to Capital Leases in accordance with GAAP) of the Borrower and its Subsidiaries determined on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs or benefits under Interest Rate Protection Agreements, but excluding, however, amortization of any payments made to obtain any Interest Rate Protection Agreement and deferred financing costs and any interest expense on deferred compensation arrangements to the extent included in total interest expense.

            "Consolidated Net Income" shall mean, for any period, the net income (or loss), after provision for taxes, of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period but excluding any unrealized losses and gains for such period resulting from marked-to-market of Other Hedging Agreements and any writeoff of deferred financing costs as a result of the refinancing of any Indebtedness to be Refinanced; provided that (x) for purposes of determining compliance with
Section 8.11 and the definition of Reduction Discount there shall be included (to the extent not already included) in determining Consolidated Net Income for any period the net income (or loss) of any Person, business, property or asset acquired during such period pursuant to Section 8.02(p) and not subsequently sold or otherwise disposed of by the Borrower or one of its Subsidiaries during such period (each such Person, business, property or asset acquired and not subsequently disposed of during such period, an "Acquired Entity or

Business"), in each case based on the actual net income (or loss) of such Acquired Entity or Business for the entire period (including the portion thereof occurring prior to such acquisition).

            "Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection or standard contractual indemnities entered into, in each case in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

            "Continuing Directors" shall mean the directors of the Borrower on the Effective Date and each other director if such director's nomination for the election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors.

            "Cornerstone" shall mean Cornerstone Equity Investors IV, L.P., a Delaware limited partnership.

            "Credit Documents" shall mean this Agreement, the Notes, the Subsidiary Guaranty and each Security Document.

            "Credit Event" shall mean (i) the occurrence of the Effective Date and (ii) the making of a Loan (other than a Revolving Loan made pursuant to a Mandatory Borrowing) or the issuance of a Letter of Credit.

            "Credit Party" shall mean the Borrower and each Subsidiary
Guarantor.

            "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

            "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.

            "Dividends" shall have the meaning provided in Section 8.06.

            "Documents" shall mean the Credit Documents, the Refinancing Documents, the Equity Financing Documents, the Subordinated Note Documents and the Recapitalization Documents.

            "Domestic Subsidiary" shall mean each Subsidiary of the Borrower incorporated or organized in the United States or any State or territory thereof.

            "Effective Date" shall have the meaning provided in Section 12.10.

            "Eligible Transferee" shall mean and include a commercial bank, investment company, financial institution or other "accredited investor" (as defined in Regulation D of the Securities Act).

            "Employment Agreements" shall have the meaning provided in Section 5.13(f).

            "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any violation (or alleged violation) by the Borrower or any of its Subsidiaries under any Environmental Law (hereafter "Claims") or any permit issued to the Borrower or any of its Subsidiaries under any such law, including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

            "Environmental Law" shall mean any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment (for purposes of this definition (collectively, "Laws")), relating to the environment or Hazardous

Materials or health and safety to the extent health and safety issues arise under the Occupational Safety and Health Act of 1970, as amended, or any such similar Laws.

            "Equity Financing" shall mean and include each of the Capital Stock Financing and the Exchangeable Preferred Equity Financing.

            "Equity Financing Documents" shall mean each agreement, document and instrument entered into in connection with the Capital Stock Financing and/or the Exchangeable Preferred Equity Financing.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued there under. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

            "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a "single employer" (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Borrower or any Subsidiary of the Borrower being or having been a general partner of such person.

            "Eurodollar Loans" shall mean each Loan bearing interest at the rates provided in Section 1.08(b).

            "Eurodollar Rate" shall mean, with respect to each Interest Period for a Eurodollar Loan, (i) the arithmetic average (rounded to the nearest 1/100 of 1%) of the offered quotation to first-class banks in the interbank Eurodollar market by BTCo for U.S. dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan of BTCo for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, deter mined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

            "Event of Default" shall have the meaning provided in Section 9.

            "Exchangeable Preferred Equity Financing" shall mean the issuance by the Borrower of shares of its Exchangeable Preferred Stock on or prior to the Effective Date as part of the Transaction.

            "Exchangeable Preferred Stock" shall have the meaning provided in
Section 6.14.

            "Existing Indebtedness" shall have the meaning provided in Section 6.22.

            "Existing Indebtedness Agreements" shall have the meaning provided in Section 5.13(c).

            "Facing Fee" shall have the meaning provided in Section 3.01(c).

            "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

            "Fees" shall mean all amounts payable pursuant to, or referred to in, Section 3.01.

            "Final Maturity Date" shall mean February 26, 2003.

            "Foreign Cash Equivalents" shall mean certificates of deposit or bankers acceptances of any bank organized under the laws of Canada, Japan or any country that is a member of the European Economic Community whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof, in each case with maturities of not more than twelve months from the date of acquisition.

            "Foreign Pension Plan" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

            "Foreign Subsidiary" shall mean each Subsidiary of the Borrower that is incorporated under the laws of any jurisdiction other than the United States of America, any State thereof or any territory thereof.

            "GAAP" shall mean generally accepted accounting principles in the United States of America, as promulgated by the American Institute of Certified Public Accountants and its committees, as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).

            "Hazardous Materials" shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formal dehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous wastes," "restrictive hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar meaning and regulatory effect.

            "Indebtedness" of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services payable to the sellers thereof or any of such seller's assignees which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person but excluding deferred rent as determined in accordance with GAAP, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn there under, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all obligations under Interest Rate Protection Agreements and Other Hedging Agreements and (viii) all Contingent Obligations of such Person, provided, that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

            "Indebtedness to be Refinanced" shall mean all Indebtedness outstanding pursuant to the Term WCMA Loan Agreement, dated as of April 15, 1997, between the Borrower and Merrill Lynch Business Financial Services, Inc.

            "Intercompany Loan" shall have the meaning provided in Section 8.05(g).

            "Intercompany Notes" shall mean promissory notes, in the form of Exhibit K, evidencing Intercompany Loans.

            "Interest Coverage Ratio" shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period.

            "Interest Period," with respect to any Eurodollar Loan, shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

            "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

            "L/C Supportable Indebtedness" shall mean (i) obligations of the Borrower or its Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers' compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the Borrower or any of its Subsidiaries as are reasonably acceptable to the Agent and the Letter of Credit Issuer and otherwise permitted to exist pursuant to the terms of this Agreement.

            "Leasehold" of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

            "Letter of Credit" shall have the meaning provided in Section
2.01(a).

            "Letter of Credit Fee" shall have the meaning provided in Section 3.01(b).

            "Letter of Credit Issuer" shall mean BTCo.

            "Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

            "Letter of Credit Request" shall have the meaning provided in
Section 2.02(a).

            "Leverage Ratio" shall mean, at any time, the ratio of (i) Consolidated Debt at such time minus the amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries at such time to (ii) Consolidated EBITDA for the Test Period then last ended.

            "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having substantially the same effect as the foregoing).

            "Loan" shall mean each Revolving Loan and each Swingline Loan.

            "Management Agreements" shall have the meaning provided in Section 5.13(e).

            "Mandatory Borrowing" shall have the meaning provided in Section 1.01(c).

            "Margin Stock" shall have the meaning provided in Regulation U.

            "Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

            "Material Contracts" shall have the meaning provided in Section 5.13(h).

            "Maximum Swingline Amount" shall mean $5,000,000.

            "Micron Electronics" shall mean MEI California, Inc., a California corporation.

            "Minimum Borrowing Amount" shall mean (i) for Revolving Loans, $500,000 and (ii) for Swingline Loans, $100,000.

            "Mortgage" shall have the meaning provided in Section 5.10(c).

            "Mortgage Policies" shall have the meaning provided in Section 5.10(c)(A).

            "Mortgaged Properties" shall mean and include (i) all Real Properties owned or leased by the Borrower and its Domestic Subsidiaries to the extent designated as such on Annex III and (ii) each Real Property subjected to a mortgage in favor of the Collateral agent for the benefit of the Secured Creditors pursuant to Section 7.11.

            "NAIC" shall have the meaning provided in Section 1.10(c).

            "Net Proceeds" shall mean, with respect to any Asset Sale, the Proceeds resulting therefrom net of (a) cash expenses of sale (including brokerage fees, if any, transfer taxes and payment of principal, premium and interest of Indebtedness (other than the Loans) and the Subordinated Notes) required to be repaid as a result of such Asset Sale) and (b) incremental income taxes paid or payable as a result thereof.

            "Non-Defaulting Bank" shall mean each Bank other than a Defaulting Bank.

            "Note" shall mean each Revolving Note and the Swingline Note.

            "Notice of Borrowing" shall have the meaning provided in Section
1.03.

            "Notice of Conversion" shall have the meaning provided in Section 1.06.

            "Notice Office" shall mean the office of the Agent located at One Bankers Trust Plaza, New York, New York 10006 or such other office as the Agent may designate to the Borrower and the Banks from time to time.

            "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Agent, the Col lateral Agent, the Letter of Credit Issuer or any Bank pursuant to the terms of this Agreement or any other Credit Document.

            "Other Hedging Agreements" shall mean any foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values.

            "Participant" shall have the meaning provided in Section 2.04(a).

            "Payment Office" shall mean the office of the Agent located at One Bankers Trust Plaza, New York, New York 10006 or such other office as the Agent may designate to the Borrower and the Banks from time to time.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

            "Percentage" shall mean, at any time for each Bank, the percentage obtained by dividing such Bank's Revolving Loan Commitment at such time by the Total Revolving Loan Commitment then in effect, provided, that if the Total Revolving Loan Commitment has been terminated, the Percentage of each Bank shall be determined by dividing such Bank's Revolving Loan Commitment as in effect immediately prior to such termination by the Total Revolving Loan Commitment as in effect immediately prior to such termination.

            "Permitted Acquisition" shall have the meaning provided in Section 8.02(p).

            "Permitted Encumbrances" shall mean (i) those liens, encumbrances and other matters affecting title to any Mortgaged Property listed in the Mortgage Policies in respect thereof and found, on the date of delivery of such Mortgage Policies to the Agent in accordance with the terms hereof, reasonably acceptable by the Agent, (ii) as to any particular Mortgaged Property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which do not, in the reasonable opinion of the Agent, materially impair such Mortgaged Property for the purpose for which it is held by the mortgagor thereof, or the lien held by the Collateral Agent, (iii) municipal and zoning ordinances which are not violated in any material respect by the existing improvements and the present use made by the mortgagor thereof of the Premises (as defined in the respective Mortgage), (iv) general real estate taxes and assessments not yet delinquent, and (v) such other items with respect to Real Property as the Agent may consent to (such consent not to be unreasonably withheld).

            "Permitted Liens" shall have the meaning provided in Section 8.03.

            "Person" shall mean any individual, partnership, limited liability company, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

            "Plan" shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower, any of its Subsidiaries or any ERISA Affiliate and each such plan for the five calendar year period immediately following the latest date on which the Borrower, any of its Subsidiaries or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

            "Pledge Agreement" shall have the meaning provided in Section
5.10(a).

            "Pledge Agreement Collateral" shall mean all "Collateral" as defined in the Pledge Agreement.

            "Pledged Securities" shall mean all the Pledged Securities as defined in the Pledge Agreement.

            "Preferred Stock" shall have the meaning provided in Section 6.14.

            "Prime Lending Rate" shall mean the rate which BTCo announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

            "Proceeds" shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with any such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrower and/or any of its Subsidiaries from such Asset Sale.

            "Pro Forma Basis" shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (w) if the relevant period to be tested includes any period occurring prior to the Effective Date, the consummation of the Transaction as if the same had occurred on the first day of such period, (x) the assumption, incurrence or issuance of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to finance the Transaction or to refinance other outstanding Indebtedness) after the first day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period and (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness unless accompanied by a corresponding commitment reduction) after the first day of the relevant Calculation Period as if such Indebtedness had been retired, redeemed or repurchased on the first day of the relevant Calculation Period, with the following rules to apply in connection therewith:

            (i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to finance the Transaction or to refinance other outstanding Indebtedness) assumed, incurred or issued after the first day of the relevant Calculation Period (whether incurred to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness unless accompanied by a corresponding commitment reduction) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination; and

            (ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate Indebtedness or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respec-tive period shall be calculated using the actual rates applicable thereto while same was actually outstanding).

            "Pro Forma Leverage Ratio" shall mean, at any time for the determination thereof, the Leverage Ratio at such time, with such Pro Forma Leverage Ratio to be determined on a Pro Forma Basis as if the respective Asset Sale (and the incurrence, assumption and/or repayment of any Indebtedness in connection with such Asset Sale), as the case may be, had occurred on the first day of the respective Test Period (and such Indebtedness, if any, had remained outstanding (or had not been outstanding, as the case may be) throughout such Test Period). On the date of an Asset Sale pursuant to which the Pro Forma Leverage Ratio is to be calculated, the Borrower shall deliver to the Agent a certificate of the Borrower's chief financial officer setting forth in reasonable detail the pro forma calculations required to establish the Pro Forma Leverage Ratio (with such pro forma calculations to be made on a Pro Forma Basis).

            "Projections" shall have the meaning provided in Section 5.16.

            "Quarterly Payment Date" shall mean the last Business Day of each February, May, August and November.

            "Qualified PIK Debt Securities" shall mean unsecured junior subordinated notes issued by the Borrower so long as the terms of any such junior subordinated note (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by any Subsidiaries of the Borrower, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before February 28, 2004, (iv) do not require the cash payment of interest before February 28, 2004, (v) do not contain any covenants other than periodic reporting requirements, (vi) do not grant the holders thereof any voting rights except for limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the Borrower, or liquidations involving the Borrower, and (vii) are otherwise reasonably satisfactory to the Agent.

            "Qualified Preferred Stock" shall mean any preferred stock of the Borrower so long as the terms of any such preferred stock (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by the Borrower or any Subsidiaries of the Borrower, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before February 28, 2004, (iv) do not require the cash payment of dividends before February 28, 2004, (v) do not contain any covenants other than periodic reporting requirements, (vi) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law and (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the Borrower, or liquidations involving the Borrower, and (vii) are otherwise reasonably satisfactory to the Agent.

            "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

            "Recapitalization" shall mean (i) the acquisition of 90% of the outstanding capital stock of the Borrower by Cornerstone, its Related Parties and other investors satisfactory to the Agent, (ii) the rollover by Micron Electronics of equity capital in the Borrower such that Micron Electronics owns 10% of the outstanding capital stock of the Borrower after giving effect to the Recapitalization and (iii) the distribution of cash in an aggregate amount equal to $256,000,000 to Micron Electronics (less the amount of equity rolled over by Micron Electronics pursuant to the Equity Financing).

            "Recapitalization Documents" shall mean the Amended and Restated Recapitalization Agreement, dated February 1, 1998, among the Borrower (formerly known as Micron Custom Manufacturing Services, Inc.), Micron Electronics, Micron Electronics, Inc. and Cornerstone, as amended to the Effective Date, and each other agreement, instrument and document relating to the Recapitalization.

            "Recovery Event" shall mean the receipt by the Borrower or any of its Subsidiaries of any insurance or condemnation proceeds payable (i) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of the Borrower or any of its Subsidiaries,
(ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of the Borrower or any of its Subsidiaries and (iii) under any policy of insurance required to be maintained under Section 7.03.

            "Reduction Discount" shall mean initially zero, provided that during any Applicable Period the Reduction Discount shall be the respective percentage per annum set forth in clause (A), (B) or (C) below if, but only if, as of the Test Date with respect to such Applicable Period the condition set forth in clause (A), (B) or (C) below is met (and to the extent that no such condition is satisfied the Reduction Discount shall be zero):

            (A) (x) in the case of Loans, .25%, and (y) in the case of Commitment Fees, 0%, if the Leverage Ratio on such Test Date is less than 4.0:1.0 but greater than or equal to 3.5:1.0;

            (B) (x) in the case of Loans, .50%, and (y) in the case of Commitment Fees, 0%, if the Leverage Ratio on such Test Date is less than 3.5:1.0 but greater than or equal to 3.0:1.0; or

            (C) (x) in the case of Loans, .75%, and (y) in the case of Commitment Fees, .125%, if the Leverage Ratio on such Test Date is less than 3.0:1.0.

Notwithstanding anything to the contrary contained above in this definition, the Reduction Discount shall be zero at any time when an Event of Default shall exist.

            "Refinancing" shall mean the refinancing by the Borrower, and the termination in full of all commitments and letters of credit in respect of, together with the payment of all loans, accrued interest, premiums, fees, commissions, expenses and other amounts owing in connection with, the Indebtedness to be Refinanced.

            "Refinancing Documents" shall mean each of the agreements, documents and instruments entered into in connection with the Refinancing.

            "Register" shall have the meaning provided in Section 7.12.

            "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

            "Regulation G" shall mean Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof establishing margin requirements.

            "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from to time in effect and any successor to all or any portion thereof establishing margin requirements.

            "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

            "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof establishing margin requirements.

            "Related Party" shall mean any Affiliate of Cornerstone on the Effective Date, provided that for purposes of the definition of "Change of Control Event," the term Related Party shall not include (x) any portfolio company of Cornerstone or any Affiliate of Cornerstone or (y) any officer or director of the Borrower or any of its Subsidiaries if such officer or director is not also a partner or stockholder of Cornerstone.

            "Release" shall mean the disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, pouring and the like, into or upon any land or water or air, or otherwise entering into the environment.

            "Replaced Bank" shall have the meaning provided in Section 1.13.

            "Replacement Bank" shall have the meaning provided in Section 1.13.

            "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period waived under subsection .22,
 .23, .25, .27 or .28 of PBGC Regulation 4043.

            "Required Banks" shall mean Non-Defaulting Banks the sum of whose Revolving Loan Commitments (or, if after the Total Revolving Loan Commitment has been terminated, outstanding Revolving Loans and Percentages of outstanding Swingline Loans and Letter of Credit Outstandings) constitute greater than 50% of the Total Revolving Loan Commitment less the aggregate Revolving Loan Commitments of Defaulting Banks (or, if after the Total Revolving Loan Commitment has been terminated, the total outstanding Revolving Loans of Non-Defaulting Banks and the aggregate Percentages of all Non-Defaulting Banks of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

            "Returns" shall have the meaning provided in Section 6.21.

            "Revolving Loan" shall have the meaning provided in Section 1.01(a).

            "Revolving Loan Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Annex I directly below the column entitled "Revolving Loan Commitment," as the same may be reduced from time to time pursuant to Section 3.02 or Section 3.03 and/or otherwise modified pursuant to Section 1.13 and/or Section 12.04(b).

            "Revolving Note" shall have the meaning provided in Section 1.05(a).

            "Rollover Amount" shall have the meaning provided in Section
8.08(b).

            "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

            "Section 4.04(b)(ii) Certificate" shall have the meaning provided in
Section 4.04(b)(ii).

            "Secured Creditors" shall have the meaning provided in the respective Security Documents.

            "Security Agreement" shall have the meaning provided in Section 5.10(b).

            "Security Agreement Collateral" shall mean all "Collateral" as defined in the Security Agreement.

            "Security Documents" shall mean and include the Security Agreement, the Pledge Agreement, each Mortgage, and each Additional Security Document, if any.

            "Senior Officer" shall mean the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Controller or the Secretary or any other senior officer of the Borrower or any of its Subsidiaries with knowledge of, or responsibility for, the financial affairs of such Person.

            "Series A Subordinated Notes" shall mean the Borrower's 9-3/4% Senior Subordinated Notes due 2008 and Floating Interest Rate Subordinated Term Securities due 2008, as in effect on the Effective Date and as the same may be modified, supplemented or amended from time to time pursuant to the terms hereof and thereof.

            "Series B Subordinated Notes" shall mean the Borrower's 9-3/4% Series B Senior Subordinated Notes due 2008 and Series B Floating Interest Rate Subordinated Term Securities due 2008, in the forms attached to the Subordinated
Note Indenture and as the same may be modified, supplemented or amended from time to time pursuant to the terms hereof and thereof.

            "Shareholder Subordinated Note" shall mean an unsecured junior subordinated note issued by the Borrower (and not guaranteed or supported in any way by any of the Borrower's Subsidiaries) in the form of Exhibit L (appropriately completed), as amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

            "Shareholders' Agreements" shall have the meaning provided in
Section 5.13(d).

            "Start Date" shall mean the first day of any Applicable Period.

            "Stated Amount" of each Letter of Credit shall mean at any time the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

            "Subordinated Note Documents" shall mean and include the Subordinated Note Indenture and the Subordinated Notes, as in effect on the Effective Date, and as the same may be modified, supplemented or amended from time to time pursuant to the terms hereof and thereof.

            "Subordinated Note Indenture" shall mean the Indenture, dated as of February 26, 1998, by and between the Borrower and United States Trust Company of New York, as trustee thereunder, as in effect on the Effective Date, and as the same may be modified, amended or supplemented from time to time in accordance with the terms hereof and thereof.

            "Subordinated Notes" shall mean the Series A Subordinated Notes and any Series B Subordinated Notes issued in exchange therefor in accordance with the terms of the Subordinated Note Indenture.

            "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.

            "Subsidiary Guarantor" shall mean each Subsidiary of the Borrower (other than a Foreign Subsidiary except to the extent otherwise provided in Section 7.13) that is or becomes a party to the Subsidiary Guaranty.

            "Subsidiary Guaranty" shall have the meaning provided in Section
5.11.

            "Swingline Expiry Date" shall mean the date which is five Business Days prior to the Final Maturity Date.

            "Swingline Loan" shall have the meaning provided in Section 1.01(b).

            "Swingline Note" shall have the meaning provided in Section 1.05(a).

            "Syndication Date" shall mean that date upon which the Agent determines (and notifies the Borrower and the Banks) that the primary syndication (and resulting addition of Persons as Banks pursuant to Section 12.04(b)) has been completed.

            "Tax Allocation Agreements" shall have the meaning provided in
Section 5.13(g).

            "Taxes" shall have the meaning provided in Section 4.04.

            "Test Date" shall mean, with respect to any Applicable Period, the last day of the most recent fiscal quarter or fiscal year, as the case may be, ended immediately prior to the Start Date with respect to such Applicable Period.

            "Test Period" shall mean the four consecutive fiscal quarters of the Borrower then last ended (taken as one accounting period); provided that, for purposes of calculating compliance with Section 8.10 for (i) the Test Period ending on or about May 31, 1998, Consolidated Interest Expense shall be Consolidated Interest Expense as calculated for the fiscal quarter ending on or about May 31, 1998 multiplied by four, (ii) the Test Period ending on or about August 31, 1998, Consolidated Interest Expense shall be Consolidated Interest Expense as calculated for the two fiscal quarter period ending on or about August 31, 1998 multiplied by two, and (iii) the Test Period ending on or about November 30, 1998, Consolidated Interest Expense shall be Consolidated Interest Expense for the three fiscal quarter period ending on or about November 30, 1998, multiplied by 4/3.

            "Total Revolving Loan Commitment" shall mean the sum of the Revolving Loan Commitments of each of the Banks.

            "Total Unutilized Revolving Loan Commitment" shall mean, at any time, (i) the Total Revolving Loan Commitment at such time less (ii) the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans at such time plus the Letter of Credit Outstandings at such time.

            "Transaction" shall mean, collectively, (i) the Recapitalization,
(ii) the Capital Stock Financing, (iii) the Exchangeable Preferred Equity Financing, (iv) the issuance of the Subordinated Notes, (v) the Refinancing,
(vi) the occurrence of the Effective Date, (vii) such other transactions as contemplated by the Documents and (viii) the payment of fees and expenses in connection with the foregoing.

            "Type" shall mean any type of Revolving Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or a Eurodollar Loan.

            "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

            "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

            "Unpaid Drawing" shall have the meaning provided in Section 2.03(a).

            "Unutilized Revolving Loan Commitment" with respect to any Bank at any time shall mean such Bank's Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Bank and (ii) such Bank's Percentage of the Letter of Credit Outstandings at such time.

            "U.S. Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States of America.

            "Wholly-Owned Domestic Subsidiary" shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

            "Wholly-Owned Foreign Subsidiary" shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

            "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director's qualifying shares and/or other nominal amounts of shares required to be held other than by such Person under applicable law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest (other than nominal amounts of equity interest required to be held other than by such Person under applicable law) at such time.

            "Written," "written" or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.

            SECTION 11. The Agent.

            11.01 Appointment. Each Bank hereby irrevocably designates and appoints BTCo as Agent of such Bank (such term to include for purposes of this Section 11, BTCo acting as Collateral Agent) to act as specified herein and in the other Credit Documents, and each such Bank hereby irrevocably authorizes BTCo as the Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such upon the express conditions contained in this Section 11. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Credit Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent. The provisions of this Section 11 are solely for the benefit of the Agent and the Banks, and neither the Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and the Agent does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

            11.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 11.03.

            11.03 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person in its capacity as Agent under or in connection with this Agreement or the other Credit Documents (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower, any of its Subsidiaries or any of their respective officers contained in this Agreement, any other Credit Document, any other Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Document or for any failure of the Borrower or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any

Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Documents, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries. The Agent shall not be responsible to any Bank for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Banks or by or on behalf of the Borrower or any of its Subsidiaries to the Agent or any Bank or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

            11.04 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Banks (or at all the Banks, to the extent required by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

            11.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has actually received notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided, that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

            11.06 Non-reliance on Agent and Other Banks. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Borrower and its Subsidiaries. The Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, assets, property, financial and other condition, prospects or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

            11.07 Indemnification. The Banks agree to indemnify the Agent in its capacity as such ratably according to their respective "percentages" as used in determining the Required Banks at such time or, if the Total Revolving Loan Commitment has terminated and all Loans have been repaid in full, as determined immediately prior to such termination and repayment (with such "percentages" to be determined as if there are no Defaulting Banks), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower or any of its Subsidiaries; provided, that no Bank shall be liable to the Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting primarily from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent be insufficient or become impaired (other than as a result of the gross negligence or willful misconduct of the Agent), the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 11.07 shall survive the payment of all Obligations.

            11.08 Agent in its Individual Capacity. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though the Agent were not the Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent and the terms "Bank" and "Banks" shall include the Agent in its individual capacity. The Agent and/or its affiliates may own stock of the Borrower and may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any Affiliate of the Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

            11.09 Holders. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

            11.10 Resignation of the Agent; Successor Agent. The Agent may resign as the Agent upon 20 days' notice to the Banks and, unless a Default or an Event of Default of the type referred to in Section 9.05 has occurred and is continuing, to the Borrower. Upon the resignation of the Agent, the Required Banks shall appoint from among the Banks a successor Agent which is a bank or a trust company for the Banks subject, to the extent that no payment Default or Event of Default has occurred and is then continuing, to prior approval by the Borrower (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall include such successor agent effective upon its appointment, and the resigning Agent's rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. If a successor Agent shall not have been so appointed within such 20 day period after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and the Banks shall thereafter perform all duties of the Agent hereunder and/or under any other Credit Documents until such time, if any, as the Required Banks appoint a successor Agent as provided above. After the resignation of the Agent hereunder, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

            SECTION 12. Miscellaneous.

            12.01 Payment of Expenses, etc. The Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and disbursements of White & Case and local counsel) in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto and in connection with the Agent's syndication efforts with respect to this Agreement; (ii) pay all reasonable out-of-pocket costs and expenses of the Agent and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein and, after an Event of Default shall have occurred and be continuing, the protection of the rights of the Agent and each of the Banks thereunder (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for the Agent and for each of the Banks); (iii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iv) indemnify the Agent, the Collateral Agent and each Bank, its officers, directors, trustees, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Agent, the Collateral Agent or any Bank is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among the Agent, the Collateral Agent, any Bank, any Credit Party or any third Person or otherwise) related to the entering into and/or performance of this Agreement or any other Document or the use of the proceeds of any Loans or any Letter of Credit hereunder or the Transaction or the consummation of any other transactions contemplated in any Document (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified), or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property or any Environmental Claim, in each case, including, without limitation, the reasonable fees and disbursements of counsel and independent consultants incurred in connection with any such investigation, litigation or other proceeding.

            12.02 Right of Setoff; Collateral Matters. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or any of its Subsidiaries or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations of the Borrower or any of its Subsidiaries to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of the Borrower or any of its Subsidiaries purchased by such Bank pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations shall be contingent or unmatured.

            12.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to the Agent, at its Notice Office; if to any Bank, at its address specified for such Bank on Annex II; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied or cabled or sent by overnight courier, and shall be effective when received.

            12.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of all the Banks and, provided further, that, no Bank may assign or transfer all or any portion of its Total Revolving Loan Commitment and/or its outstanding Loans except as provided in
Section 12.04(b) and, provided further, that although any Bank may transfer, assign or grant participations in its rights hereunder in accordance with this Section, such Bank shall remain a "Bank" for all purposes hereunder and such participant shall not constitute a "Bank" hereunder and, provided further, that no Bank shall grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Final Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Loan Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation.

            (b) Notwithstanding the foregoing, any Bank (or any Bank together with one or more other Banks) may (x) assign all or a portion of its Revolving Loan Commitment (and related outstanding Obligations hereunder) to its parent company and/or any affiliate of such Bank which is at least 50% owned by such Bank or its parent company or to one or more Banks or (y) assign all, or if less than all, a portion equal to at least $4,000,000 in the aggregate for the assigning Bank or assigning Banks, of such Revolving Loan Commitment (and related outstanding Obligations hereunder) to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Bank by execution of an Assignment and Assumption Agreement, provided that (i) at such time Annex I shall be deemed modified to reflect the Revolving Loan Commitments of such new Bank and of the existing Banks, (ii) upon surrender of the old Revolving Notes, new Revolving Notes will be issued, at the Borrower's expense, to such new Bank and to the assigning Bank, such new Revolving Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments, (iii) the consent of the Agent shall be required in connection with any such assignment pursuant to clause (y) of this Section 12.04(b) (which consent shall not be unreasonably withheld or delayed) and (iv) the Agent shall receive at the time of each such assignment, from the assigning or assignee Bank, the payment of a non-refundable assignment fee of $3,500 and, provided further, that such transfer or assignment will not be effective until recorded by the Agent on the Register pursuant to Section 7.12. To the extent of any assignment pursuant to this Section 12.04(b), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Revolving Loan Commitment. At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall provide to the Borrower and the Agent the appropriate Internal Revenue Service Forms (and, if applicable a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Bank's Revolving Loan Commitment and related outstanding Obligations pursuant to Section 1.13 or this Section 12.04(b) would, at the time of such assignment, result in increased costs to the Borrower under Section 1.10, 1.11, 2.05 or 4.04 from those being charged by the respective assigning Bank prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

            (c) Nothing in this Agreement shall prevent or prohibit any Bank from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank and, with the consent of the Agent, any Bank which is a fund may pledge all or any portion of its Loans and Notes to its trustee in support of its obligations to the trustee. No pledge pursuant to this clause (c) shall release the transferor Bank from any of its obligations hereunder.

            12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent or any Bank would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Banks to any other or further action in any circumstances without notice or demand.

            12.06 Payments Pro Rata. (a) The Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Banks (other than any Bank that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

            (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the princi-pal of, or interest on, the Loans, Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Credit Party to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount; provided, that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

            12.07 Calculations; Computations. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks); provided, that (A) except as otherwise specifically provided herein, all computations determining compliance with Sections 3 and 8, including definitions used therein, shall, in each case, utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the August 28, 1997 financial statements of the Borrower delivered to the Banks pursuant to Section 6.10(b), but shall not give effect to (without duplication) (i) purchase accounting adjustments required or permitted by APB 16 (including non-cash write-ups and non-cash charges relating to inventory, fixed assets and in-process research and development, in each case arising in connection with the Recapitalization and any Permitted Acquisition) and APB 17 (including non-cash charges relating to intangibles and goodwill arising in connection with the Recapitalization and any Permitted Acquisition) or (ii) the fees paid to Cornerstone Equity Investors, L.L.C. and/or its Related Parties pursuant to Section 8.07(iii) and (B) for purposes of the computations described in preceding (A), any outstanding Shareholder Subordinated Notes and Qualified PIK Debt Securities shall be treated as if same did not exist and as if there were no interest expense applicable thereto.

            (b) All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

            12.08 Governing Law; Submission to Jurisdiction; Venue. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Credit Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Credit Party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or any other Credit Document brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Credit Party. Each Credit Party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Credit Party, at its address for notices pursuant to Section 12.03, such service to become effective 30 days after such mailing. Each Credit Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of the Agent, any Bank or the holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

            (b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

            12.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.

            12.10 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which (i) the Borrower, the Agent and each of the Banks shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Agent at the Notice Office or, in the case of the Banks, shall have given to the Agent telephonic (confirmed in writing), written, telex or facsimile notice (actually received) at such office that the same has been signed and mailed to it and (ii) the conditions contained in Section 5 are met to the satisfaction of the Agent and the Required Banks. Unless the Agent has received actual notice from any Bank that the conditions described in clause (ii) of the preceding sentence have not been met to its satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Agent's good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Effective Date shall be deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Effective Date shall not release the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in Section 5). The Agent will give the Borrower and each Bank prompt written notice of the occurrence of the Effective Date.

            12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

            12.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Banks, provided that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than a Defaulting Bank) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated maturity of any Letter of Credit beyond the Final Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon, or reduce the principal amount thereof, (ii) release all or substantially all of the Collateral (except as expressly provided in the Security Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this
Section 12.12, (iv) reduce the percentage specified in the definition of Required Banks (it being understood that, with the consent of the Required Banks, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as the extensions of Revolving Loan Commitments are included on the Effective Date) or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Revolving Loan Commitments of any Bank over the amount thereof then in effect without the consent of such Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute an increase of the Revolving Loan Commitment of any Bank, and that an increase in the available portion of any Revolving Loan Commitment of any Bank shall not constitute an increase in the Revolving Loan Commitment of such Bank),
(2) without the con sent of the Letter of Credit Issuer, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of BTCo, alter its rights or obligations with respect to Swingline Loans, (4) without the consent of the Agent, amend, modify or waive any provision of Section 11 as same applies to the Agent or any other provision as same relates to the rights or obligations of the Agent or (5) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

            (b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Banks whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Bank or Banks with one or more Replacement Banks pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Bank's Revolving Loan Commitment and repay in full its out standing Revolving Loans in accordance with Sections 3.02(b) and/or 4.01(b), provided that, unless the Revolving Loan Commitment which is terminated and Revolving Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Banks or the increase of the Revolving Loan Commitments and/or outstanding Revolving Loans of existing Banks (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Banks (determined before giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Bank solely as a result of the exercise of such Bank's rights (and the withholding of any required consent by such Bank) pursuant to the second proviso to Section 12.12(a).

            12.13 Survival. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 2.05, 4.04, 11.07 or 12.01, shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.

            12.14 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any branch office, Subsidiary or affiliate of such Bank; provided, that the Borrower shall not be responsible for costs arising under Section 1.10, 1.11, 2.05 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent such costs would not otherwise be applicable to such Bank in the absence of such transfer.

            12.15 Confidentiality. (a) Each of the Banks agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, counsel or other professional advisors, to affiliates or to another Bank if the Bank or such Bank's holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to the Borrower or any of its Subsidiaries which is furnished pursuant to this Agreement; provided, that any Bank may disclose any such information (a) as has become generally available to the public or has become available to such Bank on a non-confidential basis, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board, the Federal Deposit Insurance Corporation, the NAIC or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any prospective transferee in connection with any contemplated transfer of any of the Notes or any interest therein by such Bank; provided, that such prospective transferee agrees to be bound by the provisions this
Section 12.15 to the same extent as such Bank.

            (b) The Borrower hereby acknowledges and agrees that each Bank may share with any of its affiliates any information related to the Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided that such Persons shall be subject to the provisions of this Section 12.15 to the same extent as such Bank.

            12.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                                      * * *

            IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

16399 Franklin Road
Nampa, Idaho 83687                        MCMS, INC.
Telephone No.: (208) 898-2600
Facsimile No.: (208) 898-2796
Attention:   Chris Anton                  By: /s/ Chris Anton
                                             ----------------------------------
                                             Title: Vice President, Finance,
                                                    and CFO
With a copy to:

Cornerstone Equity Investors, L.L.C.
717 Fifth Avenue
Suite 1100
New York, New York 10022
Facsimile No.: (212) 826-6798
Telephone No.: (212) 753-0901
Attention:   John A. (Tony) Downer
             Michael Najjar

                                          BANKERS TRUST COMPANY,
                                            Individually and as Agent

                                          By: /s/ Anthony LoGrippo
                                             ----------------------------------
                                             Title: Vice President